UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.     )

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Filed by a Party other than the Registrant ☐

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☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

INPIXON

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Preliminary Proxy Statement—Subject to Completion

Inpixon

2479 E. Bayshore Road, Suite 195

Palo Alto, CA 94303

       , 2018

To Our Stockholders:

You are cordially invited to attend the 2018 Annual Meeting of Stockholders (the “Annual Meeting”) of Inpixon to be held at 2479 E. Bayshore Road, Suite 195, Palo Alto, CA 94303 on       , 2018, at 7:00 a.m., Pacific Time.

The matters expected to be acted upon at the meeting are described in detail in the accompanying Notice of Annual Meeting of Stockholders and proxy statement.

You may cast your vote over the Internet, by telephone, or by completing and returning the enclosed proxy card in the postage-prepaid envelope to ensure that your shares will be represented. Your vote by proxy will ensure your representation at the Annual Meeting regardless of whether or not you attend in person. Returning the proxy does not deprive you of your right to attend the meeting and to vote your shares in person.

We look forward to seeing you at the meeting.

Sincerely,

Nadir Ali
Chief Executive Officer Palo Alto, California

Preliminary Proxy Statement—Subject to Completion

Inpixon

2479 E. Bayshore Road, Suite 195

Palo Alto, CA 94303

NOTICE OF 2018 ANNUAL MEETING OF STOCKHOLDERS

To be Held on           , 2018

Dear Inpixon Stockholders:

NOTICE IS HEREBY GIVEN that the 2018 Annual Meeting of Stockholders of Inpixon (the “Company”) will be held on         , 2018 at 2479 E. Bayshore Road, Suite 195, Palo Alto, CA 94303 at 7:00 a.m., Pacific Time (the “Annual Meeting”).

The agenda of the Annual Meeting will be the following items of business, which are more fully described in the accompanying proxy statement (the “Proxy Statement”):

(1) the election of four directors to serve until our next annual meeting of stockholders or until the election and qualification of their successors;

(2) the approval of an amendment to our Restated Articles of Incorporation, as amended (the “Articles of Incorporation”), to effect a reverse stock split of our outstanding common stock (“Common Stock” at a ratio between 1-for-2 and 1-for-50, to be determined at the discretion of the Company’s board of directors (the “Board”), for the purpose of complying with Nasdaq Listing Rule 5550(a)(2), subject to the Board’s discretion to abandon such amendment;

(3) the approval of an amendment to our Articles of Incorporation to increase our authorized shares of Common Stock from 250,000,000 to 1,000,000,000;

(4) the approval of the issuance of shares of our Common Stock in one or more potential non-public transactions or debt for equity conversion transactions in accordance with Nasdaq Listing Rule 5635(d);

(5) the approval of an amendment to our 2018 Employee Stock Incentive Plan (the “2018 Plan”), as more fully described in the accompanying Proxy Statement;

(6) the ratification of the appointment of Marcum LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018; and

(7) the transaction of any other business properly brought before the Annual Meeting or any adjournment or postponement thereof.

All stockholders as of close of business on October 8, 2018 (the “Record Date”) are cordially invited to attend the Annual Meeting in person.

Please read the accompanying Proxy Statement carefully to ensure that you have proper evidence of stock ownership as of October 8, 2018, as we will not be able to accommodate guests without such evidence at the Annual Meeting.

If you are a stockholder of record, you may vote in one of the following ways:

●	Vote over the Internet, by going to www.proxyvote.com (have your proxy card in hand when you access the website);

●	Vote by Telephone, by calling the toll-free number 1-800-690-6903 (have your proxy card in hand when you call);

●	Vote by Mail, by completing, signing and dating the proxy card provided to you and returning it in the prepaid envelope provided to you; or

●	Vote in person at the Annual Meeting.

If your shares are held in “street name,” that is, held for your account by a bank, broker or other nominee, you will receive instructions from the holder of record that you must follow for your shares to be voted.

We hope that you attend the Annual Meeting in person. Whether or not you plan to be with us, we urge you to take the time to vote your shares.

BY ORDER OF THE BOARD OF DIRECTORS,

Wendy Loundermon
Secretary

Palo Alto, California
        , 2018

TABLE OF CONTENTS

Page

Questions and Answers about The Proxy Materials and The Annual Meeting	2
Executive Officers, Directors, and Corporate Governance Management	8
Executive Compensation and Related Information	15
Security Ownership of Certain Beneficial Owners And Management	21
Certain Relationships and Related Party Transactions	22
Proposal 1 – Election of Directors	24
Proposal 2 – Approval of the Amendment to Effect the Reverse Split	25
Proposal 3 – Approval of the Authorized Shares Increase	33
Proposal 4 – Approval of the Issuances of Shares of Common Stock in One or More Potential Non-Public Transactions or Debt for Equity Conversion Transactions in Accordance with Nasdaq Listing Rule 5635(D)	35
Proposal 5 – Approval of The Amendment to the 2018 Employee Incentive Plan	36
Proposal 6 – Ratification of The Appointment of our Independent Registered Public Accounting Firm	41
Delivery of Documents to Stockholders Sharing an Address	43
Requirements for Advance Notification of Nominations and Stockholder Proposals	43
Management Contracts	43
Other Matters	43

Annex A – Proxy Card	A-1
Annex B – Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations	B-1
Annex C – Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations	C-1
Annex D – Amendment to The Inpixon 2018 Employee Stock Incentive Plan	D-1

Preliminary Proxy Statement—Subject to Completion

Inpixon

2479 E. Bayshore Road, Suite 195

Palo Alto, CA 94303

2018 Annual Meeting of Stockholders

to be held          , 2018

The 2018 Annual Meeting of Stockholders (the “Annual Meeting”) of Inpixon (which may be referred to in this Proxy Statement as the “Company,” “Inpixon,” “we,” “us” or “our”) will be held on        , 2018, at 2479 E. Bayshore Road, Suite 195, Palo Alto, CA 94303 at 7:00 a.m., Pacific Time.

The Notice of 2018 Annual Meeting of Stockholders (the “Notice”), this proxy statement (the “Proxy Statement”) and our Annual Report on Form 10-K for the year ended December 31, 2017 (the “Annual Report”) are also available at proxyvote.com. This proxy procedure permits all stockholders of record, many of whom are unable to attend the Annual Meeting, to vote their shares of common stock of the Company (“Common Stock”) at the Annual Meeting.

Our board of directors (the “Board”) has fixed the close of business on October 8, 2018 as the record date for determining the stockholders entitled to notice of and to vote at the Annual Meeting and any adjournment or postponements thereof.

IMPORTANT NOTICE

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, YOU ARE REQUESTED TO VOTE OVER THE INTERNET, BY TELEPHONE, OR MARK, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT AS PROMPTLY AS POSSIBLE IN THE ENCLOSED ENVELOPE. VOTING BY USING THE ABOVE METHODS WILL NOT PREVENT YOU FROM VOTING IN PERSON AT THE ANNUAL MEETING.

THANK YOU FOR ACTING PROMPTLY

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING

What am I voting on?

The items of business scheduled to be voted on at the Annual Meeting are:

●	Proposal One: the election of four directors to serve on our Board until our next annual meeting of stockholders or until the election and qualification of their successors;

●	Proposal Two: the approval of an amendment to our Restated Articles of Incorporation, as amended (the “Articles of Incorporation”), to effect a reverse stock split of our outstanding Common Stock at a ratio between 1-for-2 and 1-for-50, to be determined at the discretion of our Board (the “Reverse Split”), for the purpose of complying with Nasdaq Listing Rule 5550(a)(2), subject to the Board’s discretion to abandon such amendment;

●	Proposal Three: the approval of an amendment to our Articles of Incorporation to increase our authorized shares of Common Stock from 250,000,000 to 1,000,000,000;

●	Proposal Four: the approval of the issuance of shares of our Common Stock in one or more potential non-public transactions or debt for equity conversion transactions in accordance with Nasdaq Listing Rule 5635(d);

●	Proposal Five: the approval of an amendment to our 2018 Employee Stock Incentive Plan (the “2018 Plan”), as more fully described in the accompanying Proxy Statement;

●	Proposal Six: the ratification of the appointment of Marcum LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018; and

●	Proposal Seven: the transaction of any other business properly brought before the Annual Meeting or any adjournment or postponement thereof.

Who is entitled to vote at the Annual Meeting, and how many votes do they have?

Stockholders of record at the close of business on October 8, 2018 (the “Record Date”) may vote at the Annual Meeting. Pursuant to the rights of our stockholders contained in our charter documents, each share of our Common Stock has one vote. There were [●] shares of Common Stock outstanding as of the Record Date.

What constitutes a quorum?

The holders of a majority of the eligible votes as of the Record Date, either present or represented by proxy, constitute a quorum. A quorum is necessary in order to conduct the Annual Meeting. If you choose to have your shares represented by proxy at the Annual Meeting, you will be considered part of the quorum. Both abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum. If a quorum is not present at the Annual Meeting, the stockholders holding a majority of the eligible votes present in person or by proxy may adjourn the meeting to a later date. If an adjournment is for more than 45 days or a new record date is fixed for the adjourned meeting, we will provide notice of the adjourned meeting to each stockholder of record entitled to vote at the meeting.

How do I vote?

If you hold Inpixon’s Common Stock as a stockholder of record, you may direct how your Common Stock is voted without attending the Annual Meeting, by the following means:

●	Vote by Internet: You can vote via the Internet at www.proxyvote.com or you may scan the QR code with your smartphone and, once you are at the website, follow the online instructions. You will need information from your proxy card to vote via the Internet. Internet voting is available 24 hours a day. Proxies submitted by the Internet must be received by 11:59 p.m. Eastern Time on the day before the Annual Meeting.

●	Vote by Telephone: You can vote by telephone by calling the toll-free telephone number 1-800-690-6903. You will need your proxy card to vote by telephone. Telephone voting is available 24 hours a day. Proxies submitted by telephone must be received by 11:59 p.m. Eastern Time on the day before the Annual Meeting.

●	Vote by Mail: You can vote by marking, dating and signing your name exactly as it appears on the proxy card you received, and returning it in the postage-paid envelope provided. Please promptly mail your proxy card to ensure that it is received prior to the closing of the polls at the Annual Meeting.

If you hold Inpixon’s Common Stock in the name of a bank, broker or other nominee, you should have received this Proxy Statement and voting instructions, which include the following, from your bank, broker or other nominee:

Vote by Internet. You can vote via the Internet by following the instructions on the Voting Instruction Form provided to you. Once there, follow the online instructions. Internet voting is available 24 hours a day.

Vote by Telephone. You can vote by telephone by calling the number provided on your Voting Instruction Form. Telephone voting is available 24 hours a day.

Vote by Mail. You can vote by marking, dating and signing your name exactly as it appears on the Voting Instruction Form, and returning it in the postage-paid envelope provided. Please promptly mail your Voting Instruction Form to ensure that it is received prior to the closing of the polls at the Annual Meeting.

What is a proxy?

A proxy is a person you appoint to vote on your behalf. By using the methods discussed above except voting in person at the meeting, you will be appointing Nadir Ali, our Chief Executive Officer, and Wendy Loundermon, our Vice President of Finance and Secretary, as your proxies (together, the “Management Proxyholders”). The Management Proxyholders may act together or individually to vote on your behalf, and will have the authority to appoint a substitute to act as proxy. If you are unable to attend the Annual Meeting, please vote by proxy so that your shares of Common Stock may be voted.

You also have the right to appoint a person other than the Management Proxyholders to represent you at the Annual Meeting by striking out the names of the Management Proxyholders in the accompanying form of proxy and by inserting the desired proxyholder’s name in the blank space provided. A proxyholder need not be a stockholder.

How will my proxy vote my shares?

If you are a stockholder of record, your proxy will vote according to your instructions. If you choose to vote by mail and complete and return the enclosed proxy card but do not indicate your vote, your proxy will vote “FOR” any proposal for which you do not indicate your vote. We do not intend to bring any other matter for a vote at the Annual Meeting, and we do not know of anyone else who intends to do so. Your proxies are authorized to vote on your behalf, however, using their best judgment, on any other business that properly comes before the Annual Meeting, including, among other things, consideration of a motion to adjourn the Annual Meeting to another time or place.

How do I change my vote?

If you are a stockholder of record, you may revoke your proxy at any time before your shares are voted at the Annual Meeting by:

●	notifying our Vice President of Finance and Secretary, Wendy Loundermon, in writing at 2479 E. Bayshore Road, Suite 195, Palo Alto, CA 94303, that you are revoking your proxy;

●	submitting a proxy at a later date via the Internet or telephone, or by signing and delivering a proxy card relating to the same shares and bearing a later date than the date of the previous proxy prior to the vote at the Annual Meeting, in which case your later-submitted proxy will be recorded and your earlier proxy revoked; or

●	attending and voting by ballot at the Annual Meeting.

If your shares are held in the name of a nominee, you should check with your nominee and follow the voting instructions your nominee provides.

Who will count the votes?

A representative from Broadridge Financial Solutions, Inc., will act as the inspector of election and count the votes.

What vote is required to approve each proposal?

For Proposal One, the election of directors, the nominees will be elected by a majority of the votes cast by the holders of shares of Common Stock present in person or represented by proxy and entitled to vote in the election. You may choose to vote FOR, AGAINST or ABSTAIN separately for each nominee. A properly executed proxy or voting instructions marked ABSTAIN with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for the purposes of determining whether there is a quorum. Stockholders may not cumulate votes in the election of directors, which means that each stockholder may vote no more than the number of shares such stockholder owns for a single director candidate.

For Proposals Two and Three, the affirmative vote of the holders of shares of Common Stock representing a majority of the issued and outstanding shares of Common Stock as of the Record Date will be required for approval.

For Proposals Four through Seven, the affirmative vote of the holders of shares of Common Stock representing a majority of the votes cast by the holders of all of the shares of Common Stock present or represented and entitled to vote at the Annual Meeting will be required for approval.

What are the effects of abstentions and broker non-votes?

An abstention represents a stockholder’s affirmative choice to decline to vote on a proposal. Under Nevada law, abstentions are considered present and entitled to vote at the Annual Meeting. As a result, abstentions will be counted for purposes of determining the presence or absence of a quorum and will also count as votes against a proposal in cases where approval of the proposal requires the affirmative vote of a majority of the shares present and entitled to vote at the Annual Meeting (Proposals Two and Three).

If you are a beneficial owner of shares held in “street name” and do not provide the organization that holds your shares with specific voting instructions, under the rules of various national and regional securities exchanges, the organization that holds your shares may generally vote on routine matters but cannot vote on non-routine matters. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the organization that holds your shares does not have the authority to vote on the matter with respect to those shares. This is generally referred to as a “broker non-vote.” Proposals Two and Three involve matters that we believe will be considered routine under the relevant securities exchange rules. The “routine” treatment of these proposals does not affect the seriousness with which we treat it. All other proposals involve matters that we believe will be considered non-routine. We encourage you to provide voting instructions to the organization that holds your shares by carefully following the instructions provided by such organization.

What percentage of our Common Stock do our director-nominees and current executive officers own?

As of October 3, 2018, our director-nominees and executive officers beneficially owned approximately 2.2% of our outstanding Common Stock, including shares of Common Stock issuable within sixty days. See the discussion under the heading “Security Ownership of Certain Beneficial Owners and Management” for more details.

Who is soliciting proxies, how are they being solicited, and who pays the cost?

We, on behalf of our Board, through our directors, officers, and employees, are soliciting proxies primarily by mail and the Internet. Further, proxies may also be solicited in person, by telephone, or facsimile.  We will pay the cost of soliciting proxies. We will also reimburse stockbrokers and other custodians, nominees, and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to the owners of our Common Stock.

Can I attend the Annual Meeting?

You may attend the Annual Meeting if, on the Record Date, you were a stockholder of record or a beneficial owner. You will be asked to show photo identification. If you are a beneficial owner, the notice you received from your broker, bank or other intermediary, or a printed statement from such organization or online access to your brokerage or other account, showing your stock ownership on the Record Date will be required for admission.

We will not be able to accommodate guests without proper evidence of stock ownership as of the Record Date at the Annual Meeting, including guests of our stockholders.

The Annual Meeting will begin promptly at 7:00 a.m., Pacific Time and you should leave ample time for the check-in procedures.

Who is our Independent Registered Public Accounting Firm, and will they be represented at the Annual Meeting?

Marcum LLP served as the independent registered public accounting firm auditing and reporting on our financial statements for the fiscal year ended December 31, 2017 and has been appointed to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2018. We expect that representatives of Marcum LLP will be physically present or be available via phone at the Annual Meeting. They will have an opportunity to make a statement, if they desire, and will be available to answer appropriate questions at the Annual Meeting.

What are the recommendations of our Board?

The recommendations of our Board are set forth together with the description of each proposal in this Proxy Statement. In summary, the Board recommends a vote FOR all of the proposals. With respect to any other matter that properly comes before the meeting, the proxy holders will vote as recommended by the Board or, if no recommendation is given, in their own discretion.

If you sign and return your proxy card but do not specify how you want to vote your Common Stock, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board.

Why is Inpixon seeking to implement the Reverse Split?

On May 17, 2018, the Nasdaq Stock Market LLC (“Nasdaq”) notified the Company that it was not in compliance with Nasdaq Listing Rule 5550(a)(2), which requires the bid price of the Common Stock to be at least $1.00 per share. Subsequently, Nasdaq notified the Company that it would have until November 13, 2018 to regain compliance with the minimum bid price requirement. While the Company continues to seek alternative options, the Reverse Split is being proposed in order to possibly increase the market price of our Common Stock to satisfy the $1.00 minimum closing bid price required to avoid the delisting of our Common Stock from the Nasdaq, if necessary. In addition, a higher stock price, if the price does increase, may, among other things, increase the attractiveness of our Common Stock to the investment community.

What are the consequences of being delisted from Nasdaq?

If we are not able to satisfy the minimum closing bid price requirement prior to November 13, 2018, and we do not effect the Reverse Split in order to meet the $1.00 minimum closing bid price continued listing requirement of Nasdaq, our Common Stock would be delisted from the Nasdaq Capital Market. If we are delisted from the Nasdaq Capital Market, we may be forced to seek to be traded on an inter-dealer electronic quotation and trading system operated by OTC Markets Group, which would require our market makers to request that our Common Stock be so listed. There are a number of negative consequences that could result from our delisting from the Nasdaq Capital Market, including, but not limited to, the following:

●	the liquidity and market price of our Common Stock may be negatively impacted and the spread between the “bid” and “asked” prices quoted by market makers may be increased;

●	our access to capital may be reduced, causing us to have less flexibility in responding to our capital requirements;

●	our institutional investors may be less interested in or prohibited from investing in our Common Stock, which may cause the market price of our Common Stock to decline;

●	we will no longer be deemed a “covered security” under Section 18 of the Securities Act of 1933, as amended, and, as a result, we will lose our exemption from state securities regulations, making the granting of stock options and other equity incentives to our employees more difficult; and

●	if our Common Stock is traded as a “penny stock,” transactions in our Common Stock would be more difficult and cumbersome.

What would be the principal effects of the Reverse Split?

If implemented, the Reverse Split will have the following effects:

●	the market price of our Common Stock immediately upon effectiveness of the Reverse Split may increase over the market price of our Common Stock immediately prior to the Reverse Split, although there is no assurance that the market price of our Common Stock will increase at all and if it does, whether it will remain at the initial post-split level or higher for any period of time; and

●	the number of outstanding shares of Common Stock will be reduced to [●] if the Reverse Split is implemented at a ratio of 1-for-2 and [●] if the Reverse Split is implemented at a ratio of 1-for-50 (prior to taking into account the effect of eliminating fractional shares or any issuances of Common Stock after October 8, 2018).

Are my pre-split stock certificates still good after the Reverse Split? Do I need to exchange them for new stock certificates?

If the Reverse Split is implemented, as of the effective date and time of the Reverse Split, each certificate representing pre-split shares of Common Stock will, until surrendered and exchanged, be deemed to represent only the relevant number of post-split shares of Common Stock. As soon as practicable after the effective date of the Reverse Split, our transfer agent, Computershare, N.A., will mail you a letter of transmittal. Upon receipt of your properly completed and executed letter of transmittal and your stock certificate(s), you will be issued the appropriate number of shares of Common Stock either as stock certificates (including legends, if appropriate) or electronically in book-entry form, as determined by Inpixon.

What if I hold some or all of my shares electronically in book-entry form? Do I need to take any action to receive post-split shares?

If you hold shares of our Common Stock in book-entry form (that is, you do not have stock certificates evidencing your ownership of our Common Stock but instead received a statement reflecting the number of shares registered in your account), you do not need to take any action to receive your post-split shares, if the Reverse Split is implemented. If you are entitled to post-split shares, a transaction statement will be sent automatically to your address of record indicating the number of shares you hold.

What happens to any fractional shares resulting from the Reverse Split?

If you would be entitled to receive fractional shares as a result of the Reverse Split because you hold a number of shares of Common Stock before the reverse stock split that is not evenly divisible (in other words, it would result in a fractional interest following the Reverse Split), the Company shall not issue to any holder a fractional share of Common Stock on account of the Reverse Split. Rather, any fractional share of Common Stock resulting from such change shall be rounded upward to the nearest whole share of Common Stock. Share interests issued due to rounding are given solely to save the expense and inconvenience of issuing fractional shares of Common Stock and do not represent separately bargained for consideration.

What happens to equity awards under Inpixon’s equity incentive plans as a result of the Reverse Split?

If the Reverse Split is implemented, all shares of Common Stock subject to the outstanding equity awards (including stock options, performance shares and restricted stock) under Inpixon’s equity incentive plans will be converted upon the effective date and time of the Reverse Split into between 2-50% of such number of such shares immediately preceding the Reverse Split (subject to adjustment for fractional interests), depending on the ratio of the Reverse Split approved by the Board. In addition, the exercise price of outstanding equity awards (including stock options and stock appreciation rights) will be adjusted to 2-50 times the exercise price specified before the Reverse Split. As a result, the approximate aggregate exercise price will remain the same following the Reverse Split. No fractional shares will be issued pursuant to the plans following the Reverse Split. Therefore, if the number of shares subject to the outstanding equity awards immediately before the Reverse Split is not evenly divisible (in other words, it would result in a fractional interest following the Reverse Split), the number of shares of Common Stock issuable pursuant to such equity awards (including upon exercise of stock options and stock appreciation rights) will be rounded up to the nearest whole number.

If Proposal Five is approved, then the number of shares available under the Company’s 2018 Employee Stock Incentive Plan will not be adjusted in connection with the Reverse Split. Accordingly, following the effective time of the Reverse Split, there will be an increase in the number of available shares of our Common Stock available for future awards.

Additional shares of Common Stock, if issued in connection with an equity award, would have a dilutive effect upon the percentage of equity of the Company owned by our present stockholders.

EXECUTIVE OFFICERS, DIRECTORS, AND CORPORATE GOVERNANCE

MANAGEMENT

The following table sets forth the names and ages of all of our directors and executive officers as of the date of this Proxy Statement. Our officers are appointed by, and serve at the pleasure of, our Board.

Name	Age	Position
Nadir Ali	50	Chief Executive Officer and Director
Soumya Das	46	Chief Marketing Officer and Chief Operating Officer
Wendy Loundermon	47	Principal Financial and Accounting Officer and Secretary of Inpixon and Secretary of Inpixon Canada, Inc.
Leonard Oppenheim	72	Director
Kareem Irfan	58	Director
Tanveer Khader	50	Director

Nadir Ali

Mr. Ali joined Inpixon as its Chief Executive Officer and as a director of the Company in September 2011. Prior thereto, from 2001, he served as President of Sysorex Consulting Inc. and its subsidiaries. As the Chief Executive Officer of the Company, Mr. Ali is responsible for establishing the vision, strategic intent, and the operational aspects of Inpixon. Mr. Ali works with the Inpixon executive team to deliver both operational and strategic leadership and has over 15 years of experience in the consulting and high tech industries.

Prior to joining Sysorex Consulting, from 1998-2001, Mr. Ali was the co-founder and Managing Director of Tira Capital, an early stage technology fund. Immediately prior thereto, Mr. Ali served as Vice President of Strategic Planning for Isadra, Inc., an e-commerce software start-up. Mr. Ali led the company’s capital raising efforts and its eventual sale to VerticalNet. From 1995 through 1998, Mr. Ali was Vice President of Strategic Programs at Sysorex Information Systems (acquired by Vanstar Government Systems in 1997), a leading computer systems integrator. Mr. Ali played a key operations role and was responsible for implementing and managing the company’s $1 billion plus in multi-year contracts. He worked closely with the investment bankers on the sale of Sysorex Information Systems to Vanstar in 1997. This started Mr. Ali’s mergers and acquisitions experience which was enhanced with additional M&A activity totaling $150 million. This experience is critical and relevant to Inpixon’s strategy today. Mr. Ali’s extensive experience in Sysorex’s core government business, as well as extensive contacts and relationships in Silicon Valley and Washington, D.C. were further considered by the Company in appointing Mr. Ali to the Board. From 1989 to 1994 he was a management consultant, first with Deloitte & Touche LLC in San Francisco and then independently. Mr. Ali received a Bachelor of Arts degree in Economics from the University of California at Berkeley in 1989. Mr. Ali’s valuable entrepreneurial, management, M&A and technology experience together with his in-depth knowledge of the Company provide him with the qualifications and skills to serve as a director of our Company.

Soumya Das

Mr. Das joined Inpixon as Chief Marketing Officer, effective November 7, 2016 and became Inpixon’s Chief Operating Officer in February 2018. Prior to joining Inpixon, from November 2013 until January 2016, Mr. Das was the Chief Marketing Officer of Indetiv, a security technology company. From January 2012 until October 2013, Mr. Das was the Chief Marketing Officer of SecureAuth, a provider of multi-factor authentication, single sign-on, adaptive authentication and self-services tools for different applications. Prior to joining SecureAuth, Mr. Das was the Vice President, Marketing and Strategy of CrownPeak, a provider of web content management solutions, from April 2010 until January 2012. Mr. Das earned an MBA from Richmond College, London, United Kingdom, a post-graduate diploma in Export/Import Management and Bachelor of Business Management from Andhra University in India.

Wendy Loundermon

Ms. Loundermon, who was appointed our Principal Financial and Accounting Officer on July 19, 2017, has overseen all of Inpixon’s finance, accounting and HR activities from 2002 until October 2014 and was re-appointed as Interim CFO of the Company effective January 2015 through October 2015. She has continued on with the Company as Vice President of Finance. Ms. Loundermon has over 20 years of finance and accounting experience. She is currently responsible for the preparation and filing of financial statements and reports for all companies, tax return filings, and managing the accounting staff. Ms. Loundermon received a Bachelor of Science degree in Accounting and a Master of Science degree in Taxation from George Mason University.

Leonard A. Oppenheim

Mr. Oppenheim has served as a director of the Company since July 29, 2011. Mr. Oppenheim retired from business in 2001 and has since been active as a private investor. From 1999 to 2001, he was a partner in Faxon Research, a company offering independent research to professional investors. From 1983 to 1999, Mr. Oppenheim was a principal in the Investment Banking and Institutional Sales division of Montgomery Securities. Prior to that, he was a practicing attorney. Mr. Oppenheim is a graduate of New York University Law School. Mr. Oppenheim served on the Board of Apricus Biosciences, Inc. (Nasdaq: APRI), a publicly held bioscience company, from June 2005 to May 2014. Mr. Oppenheim’s public company board experience is essential to the Company. Mr. Oppenheim also meets the Audit Committee Member requirements as a financial expert. Mr. Oppenheim’s public company board experience and financial knowledge provide him with the qualifications and skills to serve as a director of our Company.

Kareem M. Irfan

Mr. Irfan has served as a director of the Company since July 8, 2014. Since 2014, Mr. Irfan has been the CEO (Global Businesses) of Cranes Software International (Cranes), a business group offering business intelligence, data analytics and engineering software solutions and services. Previously, Mr. Irfan was Chief Strategy Officer at Cranes starting in 2011. From 2005 until 2011, he was General Counsel at Schneider Electric, a Paris-based global company which specializes in electricity distribution, automation and energy management solutions. Mr. Irfan served earlier as Chief IP & IT Counsel at Square D Co., a US-based electrical distribution and automation business and also practiced law at two international IP law firms in Chicago. Mr. Irfan is a graduate of DePaul University College of Law, holds a MS in Computer Engineering from the University of Illinois, and a BS in Electronics Engineering from Bangalore University. Mr. Irfan’s extensive experience in advising information technology companies, managing corporate governance and regulatory management policies, and over fifteen years of executive management leadership give him strong qualifications and skills to serve as a director of our Company.

Tanveer A. Khader

Mr. Khader has served as a director of the Company since July 8, 2014. Since 2010, Mr. Khader has been the Executive Vice President of Systat Software Inc., a company offering scientific software products for statisticians and researchers. Prior thereto he was Senior Vice President from 2008-2010, Vice President from 2004-2008, and General Manager from 2002-2004. Mr. Khader holds a BE in Engineering from Bangalore University and a degree in Business Administration from St. Joseph’s Commerce College. Mr. Khader’s extensive experience with software development, data analytics and strategic planning give him the qualifications and skills to serve as director of our Company.

Our Board

Our Board may establish the authorized number of directors from time to time by resolution. The current authorized number of directors is seven. Our current directors, if elected, will continue to serve as directors until the next annual meeting of stockholders and until his or her successor has been elected and qualified, or until his or her earlier death, resignation, or removal.

We continue to review our corporate governance policies and practices by comparing our policies and practices with those suggested by various groups or authorities active in evaluating or setting best practices for corporate governance of public companies. Based on this review, we have adopted, and will continue to adopt, changes that the Board believes are the appropriate corporate governance policies and practices for our Company.

Our Board held 9 meetings during 2017 and acted through 14 written consents. Except for Tanveer Khader, no member of our Board attended fewer than 75% of the aggregate of (i) the total number of meetings of the Board (held during the period for which he or she was a director) and (ii) the total number of meetings held by all committees of the Board on which such director served (held during the period that such director served). Members of our Board are invited and encouraged to attend our annual meeting of stockholders.

Independence of Directors

In determining the independence of our directors, we apply the definition of “independent director” provided under the listing rules of Nasdaq. Pursuant to these rules, the Board has determined that all of the directors currently serving on the Board, are independent within the meaning of Nasdaq Listing Rule 5605 with the exception of Nadir Ali, who is an executive officer.

Committees of our Board

The Board has three standing committees: the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee.

Audit Committee

The Audit Committee consists of three directors. Leonard Oppenheim, Tanveer Khader, and Kareem Irfan, all of whom are “independent” as defined under section 5605(a)(2) of the Nasdaq Listing Rules.  In addition, the Board has determined that Leonard Oppenheim qualifies as an “audit committee financial expert” as defined in the rules of the SEC. The Audit Committee operates pursuant to a charter, which can be viewed on our website at http://www.inpixon.com (under “Investors”). The Audit Committee met 5 times during 2017. Except for Tanveer Khader, who was not present at two of the meetings, all members attended more than 75% of such committee meetings. The role of the Audit Committee is to:

●	oversee management’s preparation of our financial statements and management’s conduct of the accounting and financial reporting processes;

●	oversee management’s maintenance of internal controls and procedures for financial reporting;

●	oversee our compliance with applicable legal and regulatory requirements, including without limitation, those requirements relating to financial controls and reporting;

●	oversee the independent auditor’s qualifications and independence;

●	oversee the performance of the independent auditors, including the annual independent audit of our financial statements;

●	prepare the report required by the rules of the Securities and Exchange Commission (the “SEC”) to be included in our Proxy Statement; and

●	discharge such duties and responsibilities as may be required of the Committee by the provisions of applicable law, rule or regulation.

Compensation Committee

The Compensation Committee consists of Kareem Irfan, Leonard Oppenheim and Tanveer Khader, all of whom are “independent” as defined in section 5605(a)(2) of the Nasdaq Listing Rules. Mr. Irfan is the Chairman of the Compensation Committee. The Compensation Committee did not hold an official meeting during 2017 but rather conducted business through written consents. The role of the Compensation Committee is to:

●	develop and recommend to the independent directors of the Board the annual compensation (base salary, bonus, stock options and other benefits) for our President/Chief Executive Officer;

●	review, approve and recommend to the independent directors of the Board the annual compensation (base salary, bonus and other benefits) for all of our Executive Officers (as used in Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and defined in Rule 16a-1 thereunder);

●	review, approve and recommend to the Board the aggregate number of equity grants to be granted to all other employees; and

●	ensure that a significant portion of executive compensation is reasonably related to the long-term interest of our stockholders.

A copy of the charter of the Compensation Committee is available on our website at http://www.inpixon.com (under “Investors”).

The Compensation Committee may form and delegate a subcommittee consisting of one or more members to perform the functions of the Compensation Committee. The Compensation Committee may engage outside advisers, including outside auditors, attorneys and consultants, as it deems necessary to discharge its responsibilities. The Compensation Committee has sole authority to retain and terminate any compensation expert or consultant to be used to provide advice on compensation levels or assist in the evaluation of director, President/Chief Executive Officer or senior executive compensation, including sole authority to approve the fees of any expert or consultant and other retention terms. In addition, the Compensation Committee considers, but is not bound by, the recommendations of our Chief Executive Officer with respect to the compensation packages of our other executive officers.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee, or the “Governance Committee,” consists of Tanveer Khader, Leonard Oppenheim and Kareem Irfan, all of whom are “independent” as defined in section 5605(a)(2) of the Nasdaq Listing Rules. Mr. Khader is the Chairman of the Governance Committee. The Governance Committee did not hold an official meeting during 2017 but rather conducted business through written consents. The role of the Governance Committee is to:

●	evaluate from time to time the appropriate size (number of members) of the Board and recommend any increase or decrease;

●	determine the desired skills and attributes of members of the Board, taking into account the needs of the business and listing standards;

●	establish criteria for prospective members, conduct candidate searches, interview prospective candidates, and oversee programs to introduce the candidate to us, our management, and operations;

●	annually recommend to the Board persons to be nominated for election as directors;

●	recommend to the Board the members of all standing Committees;

●	periodically review the “independence” of each director;

●	adopt or develop for Board consideration corporate governance principles and policies; and

●	provide oversight to the strategic planning process conducted annually by our management.

A copy of the charter of the Governance Committee is available on our website at http://www.inpixon.com (under “Investors”).

Stockholder Communications

Stockholders may communicate with the members of the Board, either individually or collectively, by writing to the Board at 2479 E. Bayshore Road, Suite 195, Palo Alto, CA 94303.  These communications will be reviewed by the Secretary as agent for the non-employee directors in facilitating direct communication to the Board.  The Secretary will treat communications containing complaints relating to accounting, internal accounting controls, or auditing matters as reports under our Whistleblower Policy. Further, the Secretary will disregard communications that are bulk mail, solicitations to purchase products or services not directly related either to us or the non-employee directors’ roles as members of the Board, sent other than by stockholders in their capacities as such or from particular authors or regarding particular subjects that the non-employee directors may specify from time to time, and all other communications which do not meet the applicable requirements or criteria described below, consistent with the instructions of the non-employee directors.

General Communications. The Secretary will summarize all stockholder communications directly relating to our business operations, the Board, our officers, our activities or other matters and opportunities closely related to us. This summary and copies of the actual stockholder communications will then be circulated to the Chairman of the Governance Committee.

Stockholder Proposals and Director Nominations and Recommendations. Stockholder proposals are reviewed by the Secretary for compliance with the requirements for such proposals set forth in our Bylaws and in Regulation 14a-8 promulgated under the Exchange Act. Stockholder proposals that meet these requirements will be summarized by the Secretary. Summaries and copies of the stockholder proposals are circulated to the Chairman of the Governance Committee.

Stockholder nominations for directors are reviewed by the Secretary for compliance with the requirements for director nominations that are set forth in our Bylaws. Stockholder nominations for directors that meet these requirements are summarized by the Secretary. Summaries and copies of the nominations or recommendations are then circulated to the Chairman of the Governance Committee.

The Governance Committee will consider director candidates recommended by stockholders. If a director candidate is recommended by a stockholder, the Governance Committee expects to evaluate such candidate in the same manner it evaluates director candidates it identifies. Stockholders desiring to make a recommendation to the Governance Committee should follow the procedures set forth above regarding stockholder nominations for directors.

Retention of Stockholder Communications. Any stockholder communications which are not circulated to the Chairman of the Nominating and Corporate Governance Committee because they do not meet the applicable requirements or criteria described above will be retained by the Secretary for at least ninety calendar days from the date on which they are received, so that these communications may be reviewed by the directors generally if such information relates to the Board as a whole, or by any individual to whom the communication was addressed, should any director elect to do so.

Distribution of Stockholder Communications. Except as otherwise required by law or upon the request of a non-employee director, the Chairman of the Governance Committee will determine when and whether a stockholder communication should be circulated among one or more members of the Board and/or Company management.

Director Qualifications and Diversity

The Board seeks independent directors who represent a diversity of backgrounds and experiences that will enhance the quality of the Board’s deliberations and decisions. Candidates should have substantial experience with one or more publicly traded companies or should have achieved a high level of distinction in their chosen fields. The Board is particularly interested in maintaining a mix that includes individuals who are active or retired executive officers and senior executives, particularly those with experience in technology; research and development; finance, accounting and banking; or marketing and sales.

There is no difference in the manner in which the Governance Committee evaluates nominees for director based on whether the nominee is recommended by a stockholder. In evaluating nominations to the Board, the Governance Committee also looks for depth and breadth of experience within the Company’s industry and otherwise, outside time commitments, special areas of expertise, accounting and finance knowledge, business judgment, leadership ability, experience in developing and assessing business strategies, corporate governance expertise, and for incumbent members of the Board, the past performance of the incumbent director. Each of the candidates nominated for election to our Board was recommended by the Governance Committee.

Code of Business Conduct and Ethics

The Board has adopted a code of business conduct and ethics (the “Code of Ethics”) designed, in part, to deter wrongdoing and to promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships, full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with or submits to the SEC and in the Company’s other public communications, compliance with applicable governmental laws, rules and regulations, the prompt internal reporting of violations of the Code of Ethics to an appropriate person or persons, as identified in the Code of Ethics and accountability for adherence to the Code of Ethics. The Code of Ethics applies to all directors, executive officers and employees of the Company. The Code of Ethics is periodically reviewed by the Board. In the event we determine to amend or waive certain provisions of the Code of Ethics, we intend to disclose such amendments or waivers on our website at http://www.inpixon.com under the heading “Investors” within four business days following such amendment or waiver or as otherwise required by the Nasdaq Listing Rules.

Risk Oversight

Our Board provides risk oversight for our entire company by receiving management presentations, including risk assessments, and discussing these assessments with management. The Board’s overall risk oversight, which focuses primarily on risks and exposures associated with current matters that may present material risk to our operations, plans, prospects or reputation, is supplemented by the various committees. The Audit Committee discusses with management and our independent registered public accounting firm our risk management guidelines and policies, our major financial risk exposures and the steps taken to monitor and control such exposures. Our Compensation Committee oversees risks related to our compensation programs and discusses with management its annual assessment of our employee compensation policies and programs. Our Governance Committee oversees risks related to corporate governance and management and director succession planning.

Board Leadership Structure

The Chairman of the Board presides at all meetings of the Board, unless such position is vacant, in which case, the Chief Executive Officer of the Company presides. The Company has no fixed policy with respect to the separation of the offices of the Chairman of the Board and Chief Executive Officer.

Director Compensation

The following table provides certain summary information concerning compensation awarded to, earned by or paid to our non-Executive Officer Directors in the year ended December 31, 2017.

Name	Fees Earned or paid in cash ($)	Stock awards ($)	Option awards ($)	Non-equity Incentive plan compensation ($)	Nonqualified deferred compensation earnings ($)	All other compensation ($)	Total ($)
Leonard Oppenheim	$56,000	$3,864	$2,661	—	—	$—	$62,525
Kareem Irfan	$53,000	$3,864	$2,661	—	—	$—	$59,525
Tanveer Khader	$46,500	$3,864	$2,661	—	—	$—	$53,025

Directors are entitled to reimbursement of ordinary and reasonable expenses incurred in exercising their responsibilities and duties as a director. Effective July 1, 2015 the Board approved the following compensation plan (the “Director Compensation Plan”) for the independent directors: $30,000 per year for their services rendered on the Board, $15,000 per year for service as the audit committee chair, $10,000 per year for service as the compensation committee chair, $6,000 per year for service on the audit committee, $4,000 per year for service on the compensation committee, $2,500 per year for service on the nominating committee, a non-qualified stock option grant to purchase 1,334 shares of the Company’s Common Stock under the Plan and restricted stock awards of 1,336 shares of Common Stock under the Director Compensation Plan, which are granted in four equal installments on a quarterly basis and are each 100% vested upon grant. The payment of any portion of the compensation, including the grants of any securities under the Director Compensation Plan shall be subject to the terms and conditions of definitive agreements to be entered into between the Company and its independent directors.

Section 16(a) Beneficial Ownership Reporting Compliance

Based solely upon a review of Forms 3 and 4 and amendments thereto furnished to us under Rule 16a-3(e) during the year ended December 31, 2017, Forms 5 and any amendments thereto furnished to us with respect to the year ended December 31, 2017, and the representations made by the reporting persons to us, we believe that the following person(s) who, at any time during such fiscal year was a director, officer or beneficial owner of more than 10% our Common Stock, failed to comply with all Section 16(a) filing requirements during the year ended December 31, 2017:

Name	Number of Late Reports	Number of Transactions not Reported on a Timely Basis	Failure to File a Required Form
Kareem Irfan	2(1)	2	0
Tanveer Khader	2(2)	2	0
Leonard A. Oppenheim	2(3)	2	0

(1)	Mr. Irfan was late in filing a Form 4 reflecting an acquisition of 334 shares of Common Stock on March 31, 2017. Mr. Kareem was also late in filing a Form 4 reflecting an acquisition of 334 shares of Common Stock on June 30, 2017.
(2)	Mr. Khader was late in filing a Form 4 reflecting an acquisition of 334 shares of Common Stock on March 31, 2017. Mr. Khader was also late in filing a Form 4 reflecting an acquisition of 334 shares of Common Stock on June 30, 2017.
(3)	Mr. Oppenheim was late in filing a Form 4 reflecting an acquisition of 334 shares of Common Stock on March 31, 2017. Mr. Oppenheim was also late in filing a Form 4 reflecting an acquisition of 334 shares of Common Stock on June 30, 2017.

EXECUTIVE COMPENSATION AND RELATED INFORMATION

The table below sets forth, for the last two fiscal years, the compensation earned by (i) each individual who served as our principal executive officer, (ii) our two other most highly compensated executive officers, other than our principal executive officer, who were serving as an executive officer at the end of the last fiscal year, and (iii) up to two additional individuals for whom disclosure would have been provided pursuant to the preceding paragraph (ii) but for the fact that the individual was not serving as an executive officer of the Company at the end of the last completed fiscal year. Together, these individuals are sometimes referred to as the “Named Executive Officers.”

Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards ($)		All Other Compensation ($)		Total ($)

Nadir Ali,	2017	$252,400	$40,000	$--		$158,000	(2)	$450,400
Chief Executive Officer of Inpixon	2016	$252,400	$249,348	$--		$158,000	(2)	$659,748

Bret Osborn	2017	$180,000	$120,000	$--		$7,020	(3)	$307,020
Former Chief Sales Officer(6)	2016	$180,000	$120,213	$23,300	(1)	$10,999	(4)	$334,512

Soumya Das	2017	$250,000	$48,000	$19,950	(1)	$--		$317,950
Chief Marketing Officer and Chief Operating Officer	2016	$37,981	$--	$--		$--		$37,981

Kevin Harris	2017	$203,573	$71,438	$--		$--		$275,011
Former Chief Financial Officer of Inpixon(7)	2016	$285,000	$81,125	$--		$2,000	(5)	$368,125

Craig Harper,	2017	$195,769	$35,769	$--		$4,817	(3)	$236,355
Former Chief Technology Officer of Inpixon(8)	2016	$240,000	$65,824	$--		$10,999	(4)	$316,823

(1)	The fair value of employee option grants are estimated on the date of grant using the Black-Scholes option pricing model with key weighted average assumptions, expected stock volatility and risk free interest rates based on US Treasury rates from the applicable periods.
(2)	Represents housing allowance and fringe benefits.
(3)	Represents an automobile allowance.
(4)	Represents fringe benefits and auto allowance.
(5)	Represents fringe benefits.
(6)	Mr. Osborn resigned as the Chief Sales Officer, effective as of June 22, 2018.
(7)	Mr. Harris resigned as the Chief Financial Officer, effective as of July 14, 2017.
(8)	Mr. Harper resigned as the Chief Technology Officer, effective as of September 7, 2017.

Outstanding Equity Awards at Fiscal Year-End

Other than as set forth below, there were no outstanding unexercised options, unvested stock, and/or equity incentive plan awards issued to our Named Executive Officers as of December 31, 2017.

Option Awards								Stock Awards
Name	Number of securities underlying unexercised options (#) exercisable		Number of securities underlying unexercised options (#) unexercisable		Equity incentive plan awards: number of securities underlying unexercised unearned options (#)	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested #	Market value of shares of units of stock that have not vested ($)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)
Nadir Ali	278	(1)	-0-		-0-	140.40	12/21/2022	-0-	-0-	-0-	-0-
	1,042	(2)	347	(2)	-0-	1,215.00	08/14/2023	-0-	-0-	-0-	-0-
	765	(3)	346	(3)	-0-	1,044.00	04/17/2025	-0-	-0-	-0-	-0-

Bret Osborn	259	(3)	185	(3)	-0-	787.50	08/05/2025	-0-	-0-	-0-	-0-
	79	(3)	144	(3)	-0-	211.50	07/20/2026	-0-	-0-	-0-	-0-

Soumya Das	76	(3)	257	(3)	-0-	117.00	02/03/2027	-0-	-0-	-0-	-0-

(1)	This option is 100% vested.
(2)	This option vested 25% on August 14, 2015 and vests 25% over the following three anniversaries of the grant date.
(3)	This option vests 1/48th per month at the end of each month starting on the grant date.

Employment Agreements and Arrangements

Named Executive Officers

Nadir Ali

On July 1, 2010, Nadir Ali entered into an Employment and Non-Compete Agreement, as subsequently amended, with Inpixon Federal, Inc., Inpixon Government Services and Inpixon Consulting prior to their acquisition by the Company. Under the terms of the Employment Agreement Mr. Ali serves as President. The employment agreement was assumed by the Company and Mr. Ali became CEO in September 2011. Mr. Ali’s salary under the agreement was initially $240,000 per annum plus other benefits including a bonus plan, a housing allowance, health insurance, life insurance and other standard Inpixon employee benefits. If Mr. Ali’s employment is terminated without Cause (as defined), he will receive his base salary for 12 months from the date of termination. Mr. Ali’s employment agreement provides that he will not compete with the Company and will be subject to non-solicitation provisions relating to employees, consultants and customers, distributors, partners, joint ventures or suppliers of the Company during the term of his employment or consulting relationship with the Company. On April 17, 2015, the compensation committee approved the increase of Mr. Ali’s annual salary to $252,400, effective January 1, 2015.

On May 15, 2018, the Compensation Committee approved and the Company entered into an amended and restated employment agreement with Mr. Ali (the “Ali Employment Agreement”), which amends and restates that certain Employment and Non-Compete Agreement by and between the Company and Mr. Ali, dated July 1, 2010. In accordance with the terms of the Ali Employment Agreement, Mr. Ali will receive a base salary of $280,000 per annum. In addition, Mr. Ali will be eligible for inclusion in any executive bonus pools, discretionary performance bonuses or deferred compensation or commission plans that the Company may establish in its sole discretion. The Ali Employment Agreement shall be effective for an initial term of three (3) years and shall automatically be renewed for two (2) additional two (2) year periods, unless such renewal is objected to by either the Company or Mr. Ali upon 90 days written notice prior to the commencement of the applicable renewal period and subject to termination of the Ali Employment Agreement pursuant to the applicable provisions.

The Company may terminate the services of Mr. Ali only with “just cause” which shall mean (A) fraud, gross malfeasance, gross negligence, or willful misconduct, with respect to Mr. Ali’s business affairs; (B) refusal or repeated failure to follow established reasonable and lawful policies; (C) material breach of the agreement; or (D) conviction of a felony or crime involving moral turpitude. If the Company terminates Mr. Ali’s employment with just cause, Mr. Ali will receive six months of his base salary plus housing and transportation allowance and any and all accrued but unpaid commissions and bonuses (including but not limited to annual bonuses; discretionary bonuses; performance bonuses; discretionary compensation; etc.) that Mr. Ali otherwise would have received, accrued but unused vacation pay that has been earned through the date of termination and reimbursement of any unreimbursed business and travel expenses.

Mr. Ali may terminate his employment for “good reason” which means (a) a material reduction in Mr. Ali’s base salary; (b) a material diminution in Mr. Ali’s responsibilities as Chief Executive Officer of Inpixon; (c) the assignment of duties to the Company materially inconsistent with his position as CEO; (d) the requirement that he relocate his primary place of employment more than 20 miles from the office (unless such location is closer to the Mr. Ali’s primary residence); (e) the Company’s material breach of the employment agreement; provided that good reason based on a material breach shall exist only if within 90 days of the Company’s act or omission resulting in a material breach, Mr. Ali notifies the Company in a writing of the act or omission, the Company fails to correct the act or omission within 30 days after receiving written notice; or (f) following a Change of Control (as defined in the Ali Employment Agreement), Mr. Ali ceases to hold the position of Chief Executive Officer. Upon termination for good reason the Company shall: (1) continue to pay to Mr. Ali’s based salary plus housing and transportation allowance and commissions he would have otherwise received, subject to customary payroll practices and withholdings, for twenty-four (24) months; (2) upon termination or resignation, the value of 2x of any and all bonuses (including but not limited to annual bonuses; discretionary bonuses; performance bonuses; discretionary compensation; etc.); (3) upon termination or resignation, pay to Mr. Ali the value of any accrued but unpaid vacation time; (4) a lump sum payment equal to 24 months of COBRA premiums based on the terms of Company’s group health plan and Mr. Ali’s coverage under such plan as of the date of termination; (5) upon termination or resignation, pay to Mr. Ali any unreimbursed business expenses and travel expenses that are reimbursable and (6) full vesting of any and all previously granted outstanding equity-based incentive awards subject to time-based vesting criteria.

Bret Osborn

On June 22, 2018, Bret Osborn resigned as the Chief Sales Officer of the Company. Mr. Osborn provided services under a two year employment agreement to serve as President of Sysorex, Inc., f/k/a Lilien. Under the agreement, Mr. Osborn’s salary was $180,000 per year and he was eligible to receive compensation under a bonus plan. If the contract was terminated by Lilien for Cause (as defined), or if Mr. Osborn resigned without Good Reason (as defined), Mr. Osborn would only receive his compensation earned through the termination date. If the contract was terminated by Lilien without Cause or if Mr. Osborn terminated his employment for Good Reason, or upon a Change in Control (as defined), Mr. Osborn would also be entitled to one year’s severance pay; all non-vested equity in the Company would accelerate and vest on the date of termination and all healthcare and life insurance coverage through the end of the term shall be paid by the Company. The agreement expired on March 20, 2015 in accordance with its terms, after which Mr. Osborn continued to provide services to the Company.

On June 7, 2016, and effective as of January 1, 2016, Mr. Osborn entered into a new compensation letter with the Company, pursuant to which his compensation arrangements included: (1) an annual salary of $180,000; (2) a quarterly sales commission based on Gross profit for all products and services sold by all Inpixon USA EAMs (as defined) and all sales/net revenue for AirPatrol and LightMiner products; (3) quarterly bonuses based on various subsidiaries’ Gross Profit and/or Net Revenues (as defined); (4) a recoverable draw of $10,000 per month against current and future quarterly commission or bonuses; and (5) an auto allowance of $585 per month. The quarterly commission and bonuses could only be earned if Mr. Osborn as employed in good standing for a full quarter.

Soumya Das

On November 4, 2016, and effective as of November 7, 2016, Inpixon USA entered into an employment agreement with Soumya Das as Chief Marketing Officer of the Company. On February 2, 2018 he was promoted to Chief Operating Officer. In accordance with the terms of the agreement, Mr. Das will receive a base salary of $250,000 per annum. In addition, Mr. Das will receive a bonuses up to $75,000 annually, provided that he completes the required tasks before their deadlines, and the tasks, their deadlines and the amount of corresponding bonuses shall be determined by the company and the CEO. The agreement shall be effective for an initial term of twenty-four (24) months and shall automatically be renewed for one additional twelve (12) month period, unless either party terminates the agreement pursuant to the applicable provisions. The Company may terminate the services of Mr. Das with or without “just cause,” (as defined). If the Company terminates Mr. Das’ employment without just cause, or if Mr. Das resigns within twenty-four (24) months following a change of control (as defined) and as a result of a material diminution of his position or compensation, Mr. Das will receive (1) his base salary at the then current rate and levels for one (1) month if Mr. Das has been employed by the Company for at least six (6) months but not more than twelve (12) months as of the date of termination or resignation, for three (3) months if Mr. Das has been employed by the Company more than twelve (12) but not more than twenty-four (24) months as of the date of termination or resignation, or for six (6) months if Mr. Das has been employed by the Company for more than twenty-four (24) months as of the date of resignation or termination; (2) 50% of the value of any accrued but unpaid bonus that Mr. Das otherwise would have received; (3) the value of any accrued but unpaid vacation time; and (4) any unreimbursed business expenses and travel expenses that are reimbursable under the agreement. If the Company terminates Mr. Das’ employment with just cause, Mr. Das will receive only the portion of his base salary and accrued but unused vacation pay that has been earned through the date of termination.

On May 14, 2018, the Compensation Committee approved amendments to the employment terms of Mr. Das, including an increase in base salary to $275,000; an adjustment of his annual bonus to up to $50,000 subject to certain milestones, with tasks, deadlines and amounts that shall be determined by the Company’s Chief Executive Officer; commissions equal to 2% of recognized revenue associated with the indoor positioning analytics business, paid quarterly and subject to Company policies in connection with commissions payable and the addition of a transportation allowance in an amount equal to $1,000 per month, which shall be subject to the terms of an amended employment agreement in such form as shall be determined by the Chief Executive Officer.

Kevin Harris

On July 14, 2017, Kevin Harris resigned as the Chief Financial Officer of the Company. Mr. Harris served as a senior financial advisor to the Company’s Chief Executive Officer until August 31, 2017. In that new role, Mr. Harris was an at-will employee with reduced monthly compensation of $10,000 and advised the Company’s CEO on further restructuring and cost-cutting measures including divesture planning, resource allocation and other activities as needed. Pursuant to the terms of the Harris Employment Agreement (as defined below), as of the date of his resignation, Mr. Harris was entitled to a cash bonus of approximately $53,000. The Company agreed to pay such bonus as soon as possible but no later than over 3 pay periods, beginning with the pay period ending July 31, 2017. This arrangement was terminated on July 31, 2017. The Company entered into a written agreement with Mr. Harris that included the terms set forth above. Previously, on October 12, 2015, effective as of October 19, 2015, Sysorex Global entered into an employment agreement with Mr. Harris (the “Harris Employment Agreement”). In accordance with the terms of the Harris Employment Agreement, Mr. Harris received a base salary of $285,000 per annum. In addition, Mr. Harris was entitled to receive a bonus that is between 25% and 50% of his base salary for each calendar quarter, provided that both the Company and Mr. Harris met quarterly performance goals, and the specific amount of bonus shall be determined by the Company, in its sole discretion. The Harris Employment Agreement was effective for an initial term of twenty-four (24) months and automatically be renewed for one additional twelve (12) month period, unless either party terminated the agreement pursuant to the applicable provisions. The Company could terminate the services of Mr. Harris with or without “just cause,” as defined in the Harris Employment Agreement. If the Company terminated Mr. Harris’s employment without just cause, or if Mr. Harris resigned within twenty-four (24) months following a change of control (as defined in the Harris Employment Agreement) and as a result of a material diminution of his position or compensation, Mr. Harris would have received (1) his base salary at the then current rate and levels for four (4) months if Mr. Harris has been employed by the Company for under six (6) months as of the date of termination or resignation, for six (6) months if Mr. Harris has been employed by the Company at least six (6) but not more than twelve (12) months as of the date of termination or resignation, for nine (9) months if Mr. Harris has been employed by the Company more than twelve (12) but not more than twenty-four (24) months as of the date of termination or resignation, or for twelve (12) months if Mr. Harris has been employed by the Company for more than twenty-four (24) months as of the date of resignation or termination; (2) 50% of the value of any accrued but unpaid bonus that Mr. Harris otherwise would have received; (3) the value of any accrued but unpaid vacation time; and (4) any unreimbursed business expenses and travel expenses that are reimbursable under the Harris Employment Agreement. If the Company terminated Mr. Harris’s employment with just cause, Mr. Harris would have received only the portion of his base salary and accrued but unused vacation pay that had been earned through the date of termination.

Craig Harper

On September 7, 2017, Craig Harper resigned as the Chief Technology Officer of the Company. Previously, on June 20, 2014, Mr. Harper entered into an offer letter with Inpixon USA (the “Harper Offer Letter”). Pursuant to the Harper Offer Letter, Mr. Harper’s compensation arrangements included: (1) an annual salary of $200,000; (2) a quarterly profitability bonus based on Inpixon USA’s EBITDA Percentage (as defined in the Harper Offer Letter); (3) a quarterly gross profit bonus based on the Company’s Gross Profit (as defined in the Harper Offer Letter); (4) a quarterly sales commission based on Inpixon USA’s Gross Profit (as defined in the Harper Offer Letter); (5) auto allowance of $585 per month; (6) 75,000 stock options subject to the Board approval; and (7) all the other benefits normally provided to full-time employees. The goals and rates for the above bonuses and commission were determined by the company. In addition, the quarterly bonuses and commission could only be earned if Mr. Harper was employed in good standing for a full quarter. Effective July 1, 2015 Mr. Harper’s annual salary was increased to $240,000 per year, which was subsequently increased to $300,000, effective March 1, 2017.

Other Executive Officers

On October 21, 2014, and effective as of October 1, 2014, the Company entered into an at-will employment agreement with Wendy Loundermon. Ms. Loundermon currently serves as Vice President of Finance and Secretary of the Company and Secretary of Inpixon Canada, Inc. Pursuant to the agreement, Ms. Loundermon was compensated at an annual rate of $200,000 and is entitled to benefits customarily provided to senior management including equity awards and cash bonuses subject to the satisfaction of certain performance goals determined by the Company. The standards and goals and the bonus targets is set by the compensation committee, in its sole discretion. The Company may terminate the services of Ms. Loundermon with or without “cause” (as defined). If the Company terminates Ms. Loundermon’s employment without cause or in connection with a change of control (as defined), Ms. Loundermon will receive (1) severance consisting of her base salary at the then current rate for twelve (12) months from the date of termination, and (2) her accrued but unpaid salary. If Ms. Loundermon’s employment is terminated under any circumstances other than the above, Ms. Loundermon will receive her accrued but unpaid salary. Ms. Loundermon’s salary was increased to $228,500 effective April 1, 2017 and to $250,000 effective March 1, 2018.

Securities Authorized for Issuance under Equity Compensation Plans

On September 1, 2011, our Board and stockholders adopted our 2011 Employee Stock Incentive Plan, which was amended and restated on May 2, 2014. The purpose of the 2011 Employee Stock Incentive Plan is to provide an incentive to attract and retain directors, officers, consultants, advisors and employees whose services are considered valuable, to encourage a sense of proprietorship, and to stimulate an active interest of these persons in our development and financial success. Under the 2011 Employee Stock Incentive Plan, we are authorized to issue up to 5,854 shares of Common Stock, with yearly increases equal to 10% of the number of shares issued during the prior calendar year, including incentive stock options intended to qualify under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), non-qualified stock options, stock appreciation rights, performance shares, restricted stock and long term incentive awards. On June 18, 2015, the stockholders approved an amendment to the 2011 Employee Stock Incentive Plan increasing the number of shares of Common Stock authorized for awards under the 2011 Employee Stock Incentive Plan by 6,667, subject to annual increases. Thus, effective as of January 1, 2018, an aggregate of 105,606 shares are authorized for grant under the 2011 Employee Stock Incentive Plan. The 2011 Employee Stock Incentive Plan is administered by our Board until authority is delegated to a committee of the Board of Directors.

The table below provides information as of December 31, 2017 regarding the 2011 Employee Stock Incentive Plan and such other compensation plans under which equity securities of the Company have been authorized for issuance.

Plan Category	Number of securities to be issued upon exercise of outstanding options (a)		Weighted-average exercise price of outstanding (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column a) (c)
Equity compensation plans approved by security holders	7,296		$900.00	98,310
Equity compensation plans not approved by security holders	1,389	(1)	$1,215.00	0
Total	8,685		$772.06	98,310

(1)	Options granted to Nadir Ali on August 14, 2013.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of October 3, 2018, regarding the beneficial ownership of our Common Stock by the following persons:

●	each person or entity who, to our knowledge, owns more than 5% of our Common Stock;

●	our Named Executive Officers;

●	each director; and

●	all of our directors and current executive officers as a group.

Unless otherwise indicated in the footnotes to the following table, each person named in the table has sole voting and investment power and that person’s address is c/o Inpixon, 2479 E. Bayshore Road, Suite 195, Palo Alto, California 94303. Shares of Common Stock subject to options, warrants, or other rights currently exercisable or exercisable within 60 days of October 3, 2018, are deemed to be beneficially owned and outstanding for computing the share ownership and percentage of the stockholder holding the options, warrants or other rights, but are not deemed outstanding for computing the percentage of any other stockholder.

Name of Beneficial Owner	Amount and nature of beneficial ownership		Percent of Class(1)
Nadir Ali	504,709	(2)	1.0%
Bret Osborn	1,469	(3)	*
Leonard Oppenheim	329	(4)	*
Kareem Irfan	213	(5)	*
Tanveer Khader	5,030	(6)	*
Soumya Das	300,309	(7)	*
Kevin Harris	56	(8)	*
Craig Harper	33	(9)	*
All Directors and Current Executive Officers as a Group (6 persons)	1,161,564	(10)	2.2%
5% Beneficial Owner
Hudson Bay Master Fund Ltd. (11)	5,073,205	(12)	9.9%

*	Denotes less than 1% of the issued and outstanding shares of Common Stock.

(1)	Based on 51,244,497 common shares outstanding on October 3, 2018.
(2)	Includes (i) 1,267 shares of Common Stock held of record by Nadir Ali, (ii) 502,709 shares of Common Stock issuable to Nadir Ali upon exercise of an outstanding stock option, (iii) 122 shares of Common Stock held of record by Lubna Qureishi, Mr. Ali’s wife and (iv) 611 shares of Common Stock held of record by the Qureishi Ali Grandchildren Trust. Mr. Ali is the joint-trustee (with his wife Lubna Qureishi) of the Qureishi Ali Grandchildren Trust and has voting and investment control over the shares held.
(3)	Includes (i) 1,469 shares of Common Stock held of record by Mr. Osborn.
(4)	Includes (i) 250 shares of Common Stock held of record by Mr. Oppenheim, and (ii) 79 shares of Common Stock issuable to Leonard Oppenheim upon exercise of outstanding stock options.
(5)	Includes (i) 134 shares of Common Stock held of record by Mr. Irfan and (ii) 79 shares of Common Stock issuable to Kareem Irfan upon exercise of outstanding stock options.
(6)	Includes (i) 4,817 shares of Common Stock owned directly by SyHolding Corp., (ii) 134 shares of Common Stock held of record by Mr. Khader and (iii) 79 shares of Common Stock issuable to Tanveer Khader upon exercise of outstanding stock options. Tanveer Khader holds the power to vote and dispose of the SyHolding Corp. shares.
(7)	Includes (i) 156 shares of Common Stock held of record by Mr. Das and (ii) 300,153 shares of Common Stock issuable to Mr. Das upon exercise of outstanding stock options.
(8)	Includes 56 shares of Common Stock owned directly by Kevin Harris.
(9)	Includes 33 shares of Common Stock owned directly by Craig Harper.
(10)	Includes (i) 2,102 shares of Common Stock held directly, or by spouse, (ii) 5,428 shares of Common Stock held of record by entities, and (iii) 1,154,034 shares of Common Stock issuable upon exercise of stock options.
(11)	Hudson Bay Capital Management LP, the investment manager of Hudson Bay Master Fund Ltd., has voting and investment power over these securities. Sander Gerber is the managing member of Hudson Bay Capital GP LLC, which is the general partner of Hudson Bay Capital Management, L.P. Each of Hudson Bay Master Fund Ltd. and Sander Gerber disclaims beneficial ownership over these securities. The mailing address of this beneficial holder is 777 Third Avenue, 30th Floor, New York, New York 10017.
(12)	Includes shares of Common Stock issuable (i) upon exercise of warrants issued on January 8, 2018, February 20, 2018 and April 24, 2018 and (ii) upon conversion of Series 4 convertible preferred stock, subject to beneficial ownership limitations equal to 9.9%. Does not include any other shares of common stock that could be issued if such 9.9% limitation does not apply.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Review, Approval or Ratification of Transactions with Related Persons.

The Board reviews issues involving potential conflicts of interest, and reviews and approves all related party transactions, including those required to be disclosed as a “related party” transaction under applicable federal securities laws. The Board has not adopted any specific procedures for conducting reviews of potential conflicts of interest and considers each transaction in light of the specific facts and circumstances presented. However, to the extent a potential related party transaction is presented to the Board, the Company expects that the Board would become fully informed regarding the potential transaction and the interests of the related party, and would have the opportunity to deliberate outside of the presence of the related party. The Company expects that the Board would only approve a related party transaction that was in the best interests of the Company, and further would seek to ensure that any completed related party transaction was on terms no less favorable to the Company than could be obtained in a transaction with an unaffiliated third party. Other than as described below, no transaction requiring disclosure under applicable federal securities laws occurred since January 1, 2016 that was submitted to the Board of Directors for approval as a “related party” transaction.

Related Party Transactions

SEC regulations define the related person transactions that require disclosure to include any transaction, arrangement or relationship in which the amount involved exceeds the lesser of $120,000 or one percent of the average of our total assets at year-end for the last two completed fiscal years in which we were or are to be a participant and in which a related person had or will have a direct or indirect material interest. A related person is: (i) an executive officer, director or director nominee, (ii) a beneficial owner of more than 5% of our Common Stock, (iii) an immediate family member of an executive officer, director or director nominee or beneficial owner of more than 5% of our Common Stock, or (iv) any entity that is owned or controlled by any of the foregoing persons or in which any of the foregoing persons has a substantial ownership interest or control.

For the period from January 1, 2016, through the date of this Proxy Statement (the “Reporting Period”), described below are certain transactions or series of transactions between us and certain related persons.

Note Payable to Related Party

The Company has borrowed funds from Sysorex Consulting, Inc.(“SCI”), which is a stockholder of the Company and for which Abdus Salam Qureishi, the former Chairman of the Board, is the majority stockholder, pursuant to an oral agreement with no stated interest rate and which is payable upon demand. These advances were made to fund operations of SCI and recorded as intercompany accounts without any written agreement. The largest aggregate amount of principal outstanding during the years ended December 31, 2017 and 2016 was $665,554. Non-interest bearing amounts due on demand from SCI to Sysorex Arabia was $665,554 as of December 31, 2016. On December 31, 2017, the Company received 82.5% of Sysorex India from SCI in exchange for the amount owed under this receivable by SCI and accordingly the balance of this receivable is $0 as of that date.

Agreements with Duroob Technology, Inc.

During 2015, the Company borrowed funds for working capital from Duroob Technology, Inc., a Saudi Arabian limited liability company (“Duroob”), a related party as Duroob’s CEO owns a minority interest in Sysorex Arabia LLC, pursuant to an oral agreement with no stated interest rate and which is payable upon demand. As of December 31, 2017 and 2016, Duroob was owed $4,802 and $1,600, respectively. The largest aggregate amount of principal outstanding during the years ended December 31, 2017 and 2016 was $4,802 and $1,600, respectively, and there were no interest payments paid during such years. Sysorex Arabia LLC was 50.2% owned by the Company until January 2018 and 49.8% owned by Abdul Aziz Salloum (“Salloum”), its general manager. Salloum is also the CEO and principal stockholder of Duroob. On January 18, 2018, the Company sold its 50.2% interest in Sysorex Arabia to SCI in consideration for SCI’s assumption of 50.2% of the assets and liabilities of Sysorex Arabia.

Consulting Agreements

Effective April 1, 2013, the Company entered into a Consulting Services Ordering Agreement with its then Chairman of the Board, Mr. Abdus Salam Qureishi. Under the agreement, Mr. Qureishi, as the former CEO of the Company, would consult on various operations of the Company and be compensated at an hourly rate of $375 per hour. The original term was for one year, expiring March 31, 2014, which was extended to March 31, 2016 by two amendments to the agreement. On March 25, 2016, the Company entered into an Amendment No. 3 (the “Amended Agreement”) with Mr. Qureishi, effective March 16, 2016, pursuant to which the Company agreed to pay Mr. Qureishi a fee of $20,000 per month for all consulting services performed during the term of the agreement. In addition, the Amended Agreement provided for an extension of the term for an additional nine months from March 31, 2016 to December 31, 2016. Mr. Qureishi received $270,000, $360,000 and $360,000 during 2016, 2015 and 2014, respectively.

Thomas Steding, a director, resigned from the Audit Committee of the Company’s Board effective November 1, 2015. Mr. Steding signed an agreement (the “Steding Consulting Agreement”) to provide consulting services to the Company subsequent to that date. The services required by the consulting agreement include providing guidance on general management and leadership, cultural practices and reinforcement, marketing strategy and positioning, product development best practice, weekly control practices, executive development, and similar services. The term of the agreement expired on October 31, 2016. Mr. Steding was paid $5,000 per month as compensation for his services, received an option to purchase 50,000 shares of the Company’s Common Stock and was reimbursed, in accordance with the Company’s travel and entertainment policy, expenses incurred by him in providing the services. The right to purchase 1/48th of the option shares will vest for each month of Mr. Steding’s continuous service to the Company, starting on the date the Board approves the option grant. Mr. Steding was not elected as a director at the Company’s 2016 Annual Meeting of Stockholders and no longer served on the Company’s Board or any committees after November 8, 2016.

Kevin Harris, our former Chief Financial Officer, resigned as of July 14, 2017. Mr. Harris served as a senior financial advisor to the Company’s Chief Executive Officer until August 31, 2017. In that new role, Mr. Harris was an at-will employee with monthly compensation of $10,000. Pursuant to the terms of the Harris Employment Agreement, Mr. Harris was entitled to a cash bonus of approximately $53,000 as of the date of his resignation. The Company agreed to pay such bonus as soon as possible but no later than over 3 pay periods, beginning with the pay period ending July 31, 2017. This arrangement terminated on August 31, 2017.

Proposal ONE:

Election Of Directors

Nominees for Election

Our business affairs are managed under the direction of our Board, which is currently composed of four members. Three of our directors are independent according to the independent director requirements of Nasdaq. Our directors serve for one-year terms.

At the Annual Meeting, stockholders will be asked to elect the following four directors to serve until the 2019 annual meeting of stockholders or until their successors are duly elected and qualified:

●	Nadir Ali

●	Leonard Oppenheim

●	Kareem Irfan

●	Tanveer Khader

If a quorum is present at the Annual Meeting, then nominees will be elected by a majority of the votes cast by the holders of shares of Common Stock present in person or represented by proxy and entitled to vote at the meeting. There is no cumulative voting in the election of directors.

In the event that any nominee for any reason is unable to serve, or for good cause will not serve, the proxies will be voted for such substitute nominee as our Board may determine. We are not aware of any nominee who will be unable to serve, or for good cause will not serve, as a director.

Unless otherwise provided by law, any vacancy on the Board, except for a vacancy created by the removal of a director, may be filled by the stockholders, by a majority of the directors then in office, even if less than a quorum, or by a sole remaining director. A vacancy in the Board created by the removal of a director may only be filled by the vote of a majority of the shares entitled to vote represented at a duly held meeting at which a quorum is present, or by the written consent of the holders of a majority of the outstanding shares.

The relevant experiences, qualifications, attributes or skills of each nominee that led our Board to recommend the above persons as a nominee for director are described in the section entitled “Executive Officers, Directors, and Corporate Governance.”

Vote Required

The nominees will be elected by a majority of the votes cast by the holders of shares of Common Stock present in person or represented by proxy and entitled to vote in the election. You may choose to vote FOR, AGAINST or ABSTAIN separately for each nominee. A properly executed proxy or voting instructions marked ABSTAIN with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for the purposes of determining whether there is a quorum.

***THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES LISTED ABOVE***

PROPOSAL TWO:

APPROVAL OF THE AMENDMENT TO EFFECT THE REVERSE SPLIT

Background

Our Board has unanimously adopted resolutions approving a proposal to amend our Articles of Incorporation to effect the Reverse Split of all our outstanding shares of Common Stock, at a ratio between 1-for-2 and 1-for-50, to be determined at the discretion of the Board, for the purpose of complying with Nasdaq Listing Rule 5550(a)(2), subject to the Board’s discretion to abandon such amendment. If this proposal is approved, the Board may decide not to effect the Reverse Split if it determines that it is not in the best interests of the Company to do so. The Board does not currently intend to seek re-approval of the Reverse Split for any delay in implementing the Reverse Split unless twelve months has passed from the date of the Annual Meeting (the “Authorized Period”). If the Board determines to implement the Reverse Split, it will become effective upon filing a Certificate of Amendment to the Articles of Incorporation with the Secretary of State of the State of Nevada or at such later date specified therein.

The text of the proposed Certificate of Amendment to our Articles of Incorporation to effect the Reverse Split is included as Annex B to this Proxy Statement.

Purpose of the Reverse Split

The primary purpose of the Reverse Split, if implemented, would be to potentially increase the market price of our Common Stock so that we can meet the minimum bid price rule requirements of Nasdaq. On May 17, 2018, we received a deficiency letter from Nasdaq indicating that, based on our closing bid price for the last 30 consecutive business days, we did not comply with the minimum bid price requirement of $1.00 per share, as set forth in Nasdaq Listing Rule 5550(a)(2). The notification had no immediate effect on the listing of our Common Stock on Nasdaq. In accordance with Nasdaq Listing Rule 5810(c)(3)(A), we have a grace period of 180 calendar days, or until November 13, 2018, to regain compliance with the minimum closing bid price requirement for continued listing. In order to regain compliance, the minimum closing bid price per share of our Common Stock must be at least $1.00 for a minimum of ten consecutive business days. In the event we do not regain compliance by November 13, 2018, we may be afforded an additional 180-day compliance period, provided we demonstrate that we meet all other applicable standards for continued listing on Nasdaq (except the bid price requirement), and provide written notice of our intention to cure the minimum bid price deficiency during the second grace period, by effecting a reverse stock split, if necessary. If we fail to regain compliance after the second grace period, our Common Stock will be subject to delisting by Nasdaq.

As of October 8, 2018, the last reported closing price of our Common Stock was $[●]. A delisting of our Common Stock may materially and adversely affect a holder’s ability to dispose of, or to obtain accurate quotations as to the market value, of, the Common Stock. In addition, any delisting may cause the Common Stock to be subject to “penny stock” regulations promulgated by the SEC. Under such regulations, broker-dealers are required to, among other things, comply with disclosure and special suitability determinations prior to the sale of shares of Common Stock. If our Common Stock becomes subject to these regulations, the market price of the Common Stock and the liquidity thereof could be materially and adversely affected. Reducing the number of outstanding shares of our Common Stock should, absent other factors, increase the per share market price of our Common Stock, although we cannot provide any assurance that our minimum bid price would remain above the minimum bid price requirement of Nasdaq, or that this theoretical increase would indeed occur. Accordingly, we believe that approval of the amendment to our Articles of Incorporation to effect the Reverse Split in the Board’s discretion is in the Company’s and our stockholders’ best interests.

In addition to increasing the market price of our Common Stock so that we can meet the minimum bid price rule requirements of Nasdaq, we believe that the Reverse Split could enhance the appeal of our Common Stock to the financial community, including institutional investors, and the general investing public. We believe that a number of institutional investors and investment funds are reluctant to invest in lower-priced securities and that brokerage firms may be reluctant to recommend lower-priced stock to their clients, which may be due in part to a perception that lower-priced securities are less promising as investments, are less liquid in the event that an investor wishes to sell its shares, or are less likely to be followed by institutional securities research firms and therefore to have less third-party analysis of the Company available to investors. In addition, certain institutional investors or investment funds may be prohibited from buying stocks whose price is below a certain threshold. We believe that the reduction in the number of issued and outstanding shares of Common Stock caused by the Reverse Split, together with the anticipated increased stock price immediately following and resulting from the Reverse Split, may encourage interest and trading in our Common Stock and thus possibly promote greater liquidity for our stockholders, thereby resulting in a broader market for the Common Stock than that which currently exists.

Reducing the number of outstanding shares of our Common Stock through the Reverse Split is intended, absent other factors, to theoretically increase the per share market price of our Common Stock. However, other factors, such as our financial results, market conditions and the market perception of our business, may adversely affect the market price of our Common Stock. As a result, there can be no assurance that the Reverse Split, if completed, will result in the intended benefits described above, that the market price of our Common Stock will increase following the Reverse Split or that the market price of our Common Stock will not decrease in the future. Additionally, we cannot assure you that the market price per share of our Common Stock after the Reverse Split will increase in proportion to the reduction in the number of shares of our Common Stock outstanding before such Reverse Split. Accordingly, the total market capitalization of our Common Stock after the Reverse Split may be lower than the total market capitalization before the Reverse Split.

We cannot be sure that our share price will comply with the requirements for continued listing of our shares of Common Stock on Nasdaq in the future or that we will comply with the other continued listing requirements. If our shares of Common Stock lose their status on Nasdaq, we believe that our shares of Common Stock would likely be eligible to be quoted on an inter-dealer electronic quotation and trading system operated by OTC Markets Group. These markets are generally considered to be less efficient than, and not as broad as, Nasdaq. Selling our shares of Common Stock on these markets could be more difficult because smaller quantities of shares would likely be bought and sold, and transactions could be delayed. In addition, in the event that our shares of Common Stock are delisted, broker-dealers have certain regulatory burdens imposed upon them, which may discourage them from effecting transactions in our Common Stock, further limiting the liquidity of our Common Stock. These factors could result in lower prices and larger spreads in the bid and ask prices for our Common Stock.

A delisting from Nasdaq and continued or further declines in our share price could also greatly impair our ability to raise additional necessary capital through equity or debt financing, and could significantly increase the ownership dilution to stockholders caused by our issuing equity in financing or other transactions. There are risks associated with the Reverse Split, including that the Reverse Split may not result in a sustained increase in the per share price of our Common Stock.

We cannot predict whether the Reverse Split will increase the market price for our Common Stock on a sustained basis, if at all. The history of similar stock split combinations for companies in like circumstances is varied. There is no assurance that:

●	the market price per share of our Common Stock after the Reverse Split will rise in proportion to the reduction in the number of shares of our Common Stock outstanding before the Reverse Split, if it increases at all;

●	the Reverse Split will result in a per share price that will attract brokers and investors who do not trade in lower priced stocks; and

●	the market price per share will either exceed or remain in excess of the $1.00 minimum bid price as required by Nasdaq, or that we will otherwise meet the requirements of Nasdaq for continued inclusion for trading on Nasdaq.

The market price of our Common Stock will also be based on our performance and other factors, some of which are unrelated to the number of shares outstanding. If the Reverse Split is effected and the market price of our Common Stock declines, the percentage decline as an absolute number and as a percentage of our overall market capitalization may be greater than would occur in the absence of the Reverse Split. Furthermore, the liquidity of our Common Stock could be adversely affected by the reduced number of shares that would be outstanding after the Reverse Split.

Board Discretion to Implement the Reverse Split

If this proposal is approved by the Company’s stockholders, the Board will have the authority, in its sole determination without any further action necessary by the stockholders, to effect the Reverse Split during the Authorized Period at a ratio set forth in the above range, as determined by the Board. The Board may, in its sole determination, choose to not effect the Reverse Split. The Board believes that granting this discretionary authority provides the Board with maximum flexibility to react to prevailing market conditions and future changes to the market price of our Common Stock, and therefore better enables it to act in the best interests of the Company. In addition to the Reverse Split, the Board is also pursuing other alternatives that may enable the Company to meet with the requirements for continued listing of our shares of Common Stock on Nasdaq. In exercising its discretion, the Board may consider the following factors:

●	the historical trading price and trading volume of our Common Stock;

●	the then-prevailing trading price and trading volume of our Common Stock and the anticipated impact of the Reverse Split on the trading market for our Common Stock; and

●	the prevailing general market and economic conditions.

At the close of business on October 8, 2018, the Company had [●] shares of Common Stock issued and outstanding. Following the effectiveness of the Reverse Split, if implemented, at a 1-for-2 ratio, the Company would have approximately [●] shares of Common Stock issued and outstanding (without giving effect to the treatment of fractional shares or any issuances of Common Stock after October 8, 2018) following the Reverse Split and at a 1-for-50 ratio, the Company would have approximately [●] shares of Common Stock issued and outstanding (without giving effect to the treatment of fractional shares or any issuances of Common Stock after October 8, 2018) following the Reverse Split. The actual number of shares of Common Stock outstanding after giving effect to the Reverse Split will depend on the ratio that is ultimately selected by the Board, and the number of shares of Common Stock outstanding at the time the Reverse Split is effected. The Company does not expect the Reverse Split to have any economic effect on stockholders, warrant holders, debt holders or holders of options, except to the extent the Reverse Split results in fractional shares as discussed below.

Procedure for Effecting the Reverse Split

Subject to the stockholder approval, if the Board decides to implement the Reverse Split, the Board will effect the split at a ratio between 1-for-2 and 1-for-50, to be determined at the discretion of the Board. We will file a Certificate of Amendment to our Articles of Incorporation, substantially in the form attached to this Proxy Statement as Annex B, with the Secretary of State of the State of Nevada to effect the Reverse Split. The Reverse Split would become effective at such time as the Certificate of Amendment is filed with the Secretary of State of the State of Nevada or at such later time as is specified therein. No further action on the part of the Company’s stockholders would be required and all shares of our Common Stock that were issued and outstanding immediately prior thereto would automatically be converted into new shares of our Common Stock based on the Reverse Split exchange ratio. As soon as practicable after the effective date of the Reverse Split, stockholders of record on the record date for the implemented Reverse Split would receive a letter from our transfer agent asking them to return the outstanding certificates representing our pre-split shares, which would be cancelled upon receipt by our transfer agent, and new certificates representing the post-split shares of our Common Stock would be sent to each of our stockholders. We will bear the costs of the issuance of the new stock certificates.

Effects of the Reverse Split

If the Reverse Split is approved by the stockholders and implemented by the Board, the principal effect will be to proportionately decrease the number of outstanding shares of Common Stock based on the split ratio. The shares of Common Stock are currently registered under Section 12(b) of the Exchange Act and the Company is thus subject to the periodic reporting and other requirements of the Exchange Act. The Reverse Split will not affect the registration of our Common Stock with the SEC or Nasdaq, where the Common Stock is traded. Following the Reverse Split, our Common Stock would continue to be listed on Nasdaq, assuming the Company’s compliance with the other continued listing standards of Nasdaq, although the shares will receive a new CUSIP number.

Proportionate voting rights and other rights of the holders of shares of our Common Stock will not be affected by the Reverse Split, other than as a result of the treatment of fractional shares as described below. For example, a holder of 2% of the voting power of the outstanding shares immediately prior to the effectiveness of the Reverse Split will generally continue to hold 2% of the voting power of the outstanding Common Stock after the Reverse Split. The number of stockholders of record will not be affected by the Reverse Split, other than as a result of the treatment of fractional shares as described below. If approved and implemented, the Reverse Split may result in some stockholders owning “odd lots” of less than 100 shares. Odd lot shares may be more difficult to sell, and brokerage commissions and other costs of transactions in odd lots are generally somewhat higher than the costs of transactions in “round lots” of even multiples of 100 shares. The Board believes, however, that these potential effects are outweighed by the benefits to the Company of the Reverse Split.

The table, which does not take into account an increase in the authorized shares to 1,000,000,000, below illustrates the number of shares of Common Stock authorized for issuance following the Reverse Split, the approximate number of shares of Common Stock that would remain outstanding following the Reverse Split, and the number of unreserved shares of Common Stock available for future issuance following the Reverse Split. The information in the following table is based on [●] shares of Common Stock issued and outstanding as of October 8, 2018 and [●] shares reserved for future issuance as of October 8, 2018.

Proposed Ratio	Number of Shares of Common Stock Authorized	Approximate Number of Shares of Common Stock Outstanding	Approximate Number of Unreserved Shares of Common Stock Available for Future Issuance
1-for-2	250,000,000	[●]	[●]
1-for-50	250,000,000	[●]	[●]

As reflected in the table above, the number of authorized shares of our Common Stock will not be reduced by the Reverse Split. Accordingly, the Reverse Split will have the effect of creating additional unissued and unreserved shares of our Common Stock. We have no current arrangements or understandings providing for the issuance of any of the additional authorized and unreserved shares of our Common Stock that would be available as a result of the proposed Reverse Split. However, these additional shares may be used by us for various purposes in the future without further stockholder approval (subject to applicable Nasdaq listing rules), including, among other things: (i) raising capital necessary to fund our future operations, (ii) providing equity incentives to our employees, officers, directors and consultants, (iii) entering into collaborations and other strategic relationships and (iv) expanding our business through the acquisition of other businesses or products.

Effect of the Reverse Stock Split on the Company’s Amended and Restated 2011 Employee Stock Incentive Plan, the Company’s 2018 Employee Stock Incentive Plan, Warrants and Convertible or Exchangeable Securities

Based upon the split ratio, proportionate adjustments are generally required to be made to the per share exercise price and the number of shares issuable upon the exercise or conversion of all outstanding options, warrants, convertible or exchangeable securities entitling the holders to purchase, exchange for, or convert into, shares of Common Stock. This would result in approximately the same aggregate price being required to be paid under such options, warrants, convertible or exchangeable securities upon exercise, and approximately the same value of shares of Common Stock being delivered upon such exercise, exchange or conversion, immediately following a Reverse Split as was the case immediately preceding such split. The number of shares deliverable upon settlement or vesting of restricted stock awards will be similarly adjusted, subject to our treatment of fractional shares. The number of shares reserved for issuance pursuant to these securities will be proportionately based upon the ratio determined by the Board, subject to our treatment of fractional shares.

If Proposal Five is approved, then the number of shares available under the Company’s 2018 Employee Stock Incentive Plan will not be adjusted in connection with the Reverse Split. Accordingly, following the effective time of the Reverse Split, there will be an increase in the number of available shares of our Common Stock available for future awards.

Additional shares of Common Stock, if issued in connection with an equity award, would have a dilutive effect upon the percentage of equity of the Company owned by our present stockholders.

Accounting Matters

The amendment to the Company’s Articles of Incorporation will not affect the par value of our Common Stock per share, which will remain $0.001 par value per share. As a result, the stated capital attributable to Common Stock and the additional paid-in capital account on our balance sheet will not change due to the Reverse Split. Reported per share net income or loss will be higher because there will be fewer shares of Common Stock outstanding.

Effective Date

The Reverse Split would become effective upon the filing of a Certificate of Amendment to our Articles of Incorporation with the office of the Secretary of State of the State of Nevada or at such later date as is specified in such filing. On the effective date, shares of Common Stock issued and outstanding, in each case, immediately prior thereto, will be combined and converted, automatically and without any action on the part of the stockholders, into new shares of Common Stock in accordance with the ratio determined by the Board within the limits set forth in this proposal.

No Going Private Transaction

Notwithstanding the decrease in the number of outstanding shares of Common Stock following the implementation of the Reverse Split, the Board does not intend for this transaction to be the first step in a “going private transaction” within the meaning of Rule 13e-3 of the Exchange Act and the implementation of the proposed Reverse Split will not cause the Company to go private.

Treatment of Fractional Shares

No fractional shares would be issued if, as a result the Reverse Split, a registered stockholder would otherwise become entitled to a fractional share. Instead, stockholders who otherwise would be entitled to receive fractional shares because they hold a number of shares not evenly divisible by the ratio of the Reverse Split will automatically be entitled to receive an additional share of Common Stock. In other words, any fractional share will be rounded up to the nearest whole number.

Book-Entry Shares

If the Reverse Split is effected, stockholders who hold uncertificated shares (i.e., shares held in book-entry form and not represented by a physical share certificate), either as direct or beneficial owners, will have their holdings electronically adjusted by the Company’s transfer agent (and, for beneficial owners, by their brokers or banks that hold in “street name” for their benefit, as the case may be) to give effect to the Reverse Split.

Stockholders who hold uncertificated shares as direct owners will be sent a statement of holding from the Company’s transfer agent that indicates the number of shares owned in book-entry form.

Certificated Shares

If the Reverse Split is effected, stockholders holding certificated shares (i.e., shares represented by one or more physical share certificates) will receive a transmittal letter from the Company’s transfer agent promptly after the effectiveness of the Reverse Split. The transmittal letter will be accompanied by instructions specifying how stockholders holding certificated shares can exchange certificates representing the pre-split shares for a statement of holding.

Beginning after the effectiveness of the Reverse Split, each certificate representing shares of our pre-split Common Stock will be deemed for all corporate purposes to evidence ownership of post-split Common Stock.

STOCKHOLDERS SHOULD NOT DESTROY ANY PRE-SPLIT STOCK CERTIFICATE AND SHOULD NOT SUBMIT ANY CERTIFICATES UNTIL THEY ARE REQUESTED TO DO SO.

Possible Effects of Additional Issuances of Common Stock and History of Prior Reverse Splits

Following the effective time of the Reverse Split, there will be an increase in the number of authorized but unissued shares of our Common Stock. Under the Nevada Revised Statutes (the “NRS”), the Board can issue additional shares of Common Stock without stockholder approval, which would have the effect of diluting existing holders of our Common Stock.

Additional shares of Common Stock, if issued, would have a dilutive effect upon the percentage of equity of the Company owned by our present stockholders. The issuance of such additional shares of Common Stock might be disadvantageous to current stockholders in that any additional issuances would potentially reduce per share dividends, if any. Stockholders should consider, however, that the possible impact upon dividends is likely to be minimal in view of the fact that the Company does not intend to pay any cash dividends on its Common Stock in the foreseeable future. In addition, the issuance of such additional shares of Common Stock, by reducing the percentage of equity of the Company owned by present stockholders, would reduce such present stockholders’ ability to influence the election of directors or any other action taken by the holders of Common Stock.

In the future the Board could, subject to its fiduciary duties and applicable law, use the increased number of authorized but unissued shares of Common Stock to frustrate persons seeking to take over or otherwise gain control of our Company by, for example, privately placing shares with purchasers who might side with the Board in opposing a hostile takeover bid. Shares of Common Stock could also be issued to a holder that would thereafter have sufficient voting power to assure that any proposal to amend or repeal the Company’s bylaws or Articles of Incorporation would not receive the requisite vote. Such uses of the Common Stock could render more difficult, or discourage, an attempt to acquire control of the Company if such transactions were opposed by the Board. A result of the anti-takeover effect of the increase in the number of authorized shares of Common Stock could be that stockholders would be denied the opportunity to obtain any advantages of a hostile takeover, including, but not limited to, receiving a premium to the then current market price of our Common Stock, if the same was so offered by a party attempting a hostile takeover of our Company. The Company is not aware of any party’s interest in or efforts to engage in a hostile takeover attempt as of the date of this Proxy Statement.

On February 2, 2018, our stockholders approved a reverse stock split at a ratio between 1-for-5 and 1-for-30, in the discretion of our Board. On the same date, the Board determined to effect a reverse stock split of the Common Stock at a 1-for-30 ratio (the “February 2018 Reverse Stock Split”). The February 2018 Reverse Stock Split became effective as of February 6, 2018.

The Company effected the February 2018 Reverse Stock Split for some of the same reasons for which the Board is recommending the proposed Reverse Split. The trading price of the Common Stock was below the $1.00 minimum bid price required under the Nasdaq Listing Rules for 30 consecutive business days. On February 6, 2018, the first trading day after the effectiveness of the February 2018 Reverse Stock Split, the closing price of the Common Stock on the Nasdaq Capital Market was $4.79 per share.

On November 8, 2016, our stockholders approved a reverse stock split at a ratio between 1-for-5 and 1-for-15, in the discretion of our Board. On the same date, the Board determined to effect a reverse stock split of the Common Stock at a 1-for-15 ratio (the “2016 Reverse Stock Split”). The 2016 Reverse Stock Split became effective as of March 1, 2017.

The Company effected the 2016 Reverse Stock Split for some of the same reasons for which the Board is recommending the proposed Reverse Split. The trading price of the Common Stock was below the $1.00 minimum bid price required under the Nasdaq Listing Rules for 30 consecutive business days. On March 1, 2017, the first trading day after the effectiveness of the 2016 Reverse Stock Split, the closing price of the Common Stock on the Nasdaq Capital Market was $3.90 per share.

On December 6, 2013, our Board and stockholders holding a majority of our outstanding voting power approved a resolution authorizing our Board to effect a reverse split of our Common Stock at an exchange ratio of 1-for-2 (the “2014 Reverse Stock Split”). The 2014 Reverse Stock Split became effective as of April 9, 2014.

The Company effected the 2014 Reverse Stock Split for to meet the Nasdaq Capital Market listing requirements. On April 9, 2014, the first trading day after the effectiveness of the 2014 Reverse Stock Split, the closing price of the Common Stock on the Nasdaq Capital Market was $3.80 per share.

Certain Material U.S. Federal Income Tax Consequences of a Reverse Stock Split

The following discussion summarizes certain material U.S. federal income tax consequences relating to the participation in a reverse stock split by a U.S. stockholder that holds the shares as a capital asset. This discussion is based on the provisions of the Code, final, temporary and proposed U.S. Treasury regulations promulgated thereunder and current administrative rulings and judicial decisions, all as in effect as of the date hereof. All of these authorities may be subject to differing interpretations or repealed, revoked or modified, possibly with retroactive effect, which could materially alter the tax consequences set forth herein.

For purposes of this summary, a “U.S. stockholder” refers to a beneficial owner of Common Stock who is any of the following for U.S. federal income tax purposes: (i) a citizen or resident of the United States, (ii) a corporation created or organized in or under the laws of the United States, any state thereof, or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust if (1) its administration is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all of its substantial decisions, or (2) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person. A non-U.S. holder of Common Stock is a stockholder who is not a U.S. stockholder.

This summary does not represent a detailed description of the U.S. federal income tax consequences to a stockholder in light of his, her or its particular circumstances. In addition, it does not purport to be complete and does not address all aspects of federal income taxation that may be relevant to stockholders in light of their particular circumstances or to any stockholder that may be subject to special tax rules, including, without limitation: (1) stockholders subject to the alternative minimum tax; (2) banks, insurance companies, or other financial institutions; (3) tax-exempt organizations; (4) dealers in securities or commodities; (5) regulated investment companies or real estate investment trusts; (6) traders in securities that elect to use a mark-to-market method of accounting for their securities holdings; (7) U.S. stockholders whose “functional currency” is not the U.S. dollar; (8) persons holding Common Stock as a position in a hedging transaction, “straddle,” “conversion transaction” or other risk reduction transaction; (9) persons who acquire shares of Common Stock in connection with employment or other performance of services; (10) dealers and other stockholders that do not own their shares of Common Stock as capital assets; (11) U.S. expatriates, (12) foreign persons; (13) resident alien individuals; or (14) stockholders who directly or indirectly hold their stock in an entity that is treated as a partnership for U.S. federal tax purposes. Moreover, this description does not address the U.S. federal estate and gift tax, alternative minimum tax, or other tax consequences of a Reverse Split.

There can be no assurance that the Internal Revenue Service (the “IRS”) will not take a contrary position to the tax consequences described herein or that such position will be sustained by a court. In addition, U.S. tax laws are subject to change, possibly with retroactive effect, which may result in U.S. federal income tax considerations different from those summarized below. No opinion of counsel or ruling from the IRS has been obtained with respect to the U.S. federal income tax consequences of a Reverse Split.

This discussion is for general information only and is not tax advice. All stockholders should consult their own tax advisors with respect to the U.S. federal, state, local and non-U.S. tax consequences of a Reverse Split.

Based on the assumption that a Reverse Split will constitute a tax-free reorganization within the meaning of Section 368(a)(1)(E) of the Code, and subject to the limitations and qualifications set forth in this discussion, the following U.S. federal income tax consequences should result from a Reverse Split:

●	A stockholder should not recognize gain or loss in a Reverse Split;

●	the aggregate tax basis of the post-Reverse Split shares should be equal to the aggregate tax basis of the pre-Reverse Split shares; and

●	the holding period of the post-Reverse Split shares should include the holding period of the pre-Reverse Split shares.

THE PRECEDING DISCUSSION IS INTENDED ONLY AS A SUMMARY OF CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF A REVERSE SPLIT AND DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR DISCUSSION OF ALL POTENTIAL TAX EFFECTS RELEVANT THERETO. YOU SHOULD CONSULT YOUR OWN TAX ADVISORS AS TO THE PARTICULAR FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF A REVERSE SPLIT IN LIGHT OF YOUR SPECIFIC CIRCUMSTANCES.

No Appraisal Rights

Under the NRS, stockholders are not entitled to rights of appraisal with respect to the proposed amendment to our Articles of Incorporation to effect the Reverse Split, and we will not independently provide our stockholders with any such right.

Vote Required

The affirmative vote of the holders of shares of Common Stock representing a majority of the issued and outstanding shares of Common Stock entitled to vote at the Annual Meeting will be required for approval of this proposal.

***THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF AN AMENDMENT TO THE ARTICLES OF INCORPORATION TO EFFECT THE REVERSE SPLIT***

PROPOSAL THREE:

APPROVAL OF THE AUTHORIZED SHARE INCREASE

Background

Our Board has determined that it is advisable and in our and our stockholders’ best interests to increase the number of authorized shares of Common Stock from 250,000,000 to 1,000,000,000 shares, par value $0.001 per share. Accordingly, stockholders are asked to approve an amendment to our Articles of Incorporation to effectuate such increase.

The Board strongly believes that the increase in the number of authorized shares of Common Stock is necessary to provide us with resources and flexibility with respect to our capital sufficient to execute our business plans and strategy.

The number of authorized shares of Common Stock following the amendment of our Articles of Incorporation as a result of the approval of this Proposal Three will not be reduced by the Reverse Split.

Accordingly, the Board has unanimously approved a resolution proposing such amendment to our Articles of Incorporation and directed that it be submitted for approval at the Annual Meeting.

The text of the form of the proposed Certificate of Amendment to our Articles of Incorporation, which assumes the approval of this proposal, is attached hereto as Annex C.

Of the 250,000,000 shares of Common Stock currently authorized, [●] shares of Common Stock were outstanding as of October 8, 2018, in addition to the following:

●	105,606 shares of Common Stock authorized for issuance under our Amended and Restated 2011 Employee Stock Incentive Plan, as amended (the “2011 Plan”), of which [●] shares of Common Stock are underlying outstanding options having a weighted average exercise price of $[●] per share and 5,000,000 shares of Common Stock are authorized for issuance under our 2018 Plan of which [●] shares of Common Stock are underlying options having a weighted average exercise price of $[●] and [●] shares of Common Stock underlying outstanding options not under the 2011 or 2018 Plan having a weighted average of $[●] per share;

●	[●] shares of Common Stock issuable upon the exercise of outstanding warrants, having a weighted average exercise price of $[●] per share;

●	630,139 shares (the “November Note Shares”) of Common Stock which may be issued upon the conversion of the outstanding principal balance of $1,745,000 plus $145,416 in interest that may accrue through the maturity date of an outstanding convertible promissory note issued on November 17, 2017, as amended on January 5, 2018 (the “November Note”), at a variable rate conversion price that is equal to 70% of the closing bid price of our Common Stock as reported by Nasdaq as of the date immediately prior to each applicable conversion date subject to a floor of $3.00;

●	44,000 shares of Common Stock reserved for issuance to investor relations firms; and

●	up to [●] shares of Common Stock issuable upon conversion of our Series 4 convertible preferred stock.

The number of shares outstanding or reserved for issuance under outstanding options, warrants and other derivative securities set forth above does not reflect the Reverse Split set forth in Proposal Two above. If the Reverse Split is approved, such number of shares, but not the number of authorized shares, would be adjusted proportionally.

Reasons for the Proposed Increase in Number of Authorized Shares of Common Stock

To provide us with resources and flexibility with respect to our capital sufficient to execute our business plans and strategy. The increase in authorized shares of Common Stock will provide us greater flexibility with respect to our capital structure for various purposes as the need may arise from time to time. These purposes may include: raising capital, establishing strategic relationships with other companies, expanding our business through the acquisition of other businesses or products and providing equity incentives to employees, officers or directors.

Principal Effects of Increase in Number of Authorized Shares of Common Stock

If stockholders approve this Proposal Three, the additional authorized shares of Common Stock will have rights identical to the currently outstanding shares of our Common Stock. The proposed amendment will not affect the par value of the Common Stock, which will remain at $0.001 per share. Approval of this Proposal Three and issuance of the additional authorized shares of Common Stock would not affect the rights of the holders of currently outstanding shares of our Common Stock, except for effects incidental to increasing the number of shares of our Common Stock outstanding, such as dilution of any earnings per share and voting rights of current holders of Common Stock.

The additional authorized shares of Common Stock by the approval of this Proposal Three could be issued by our Board without further vote of our stockholders except as may be required in particular cases by our Articles of Incorporation, the NRS or other applicable law, regulatory agencies or Nasdaq rules. Stockholders do not have preemptive rights to subscribe to additional securities that we may issue, which means that current stockholders do not have a prior right thereunder to purchase any new issue of Common Stock, or securities that are convertible into Common Stock, in order to maintain their proportionate ownership interests in the Company.

Our stockholders are not entitled to dissenters’ or appraisal rights under the NRS with respect to the proposed amendment to our Articles of Incorporation to increase the number of authorized shares of Common Stock and we will not independently provide the stockholders with any such right if the increase is implemented.

The proposed amendment to our Articles of Incorporation to increase the number of authorized shares of our Common Stock could, under certain circumstances, have an anti-takeover effect. The additional shares of Common Stock that would become available for issuance if this Proposal Three is approved could also be used by us to oppose a hostile takeover attempt or to delay or prevent changes in control or our management. For example, without further stockholder approval, the Board could adopt a “poison pill” which would, under certain circumstances related to an acquisition of our securities not approved by the Board, give certain holders the right to acquire additional shares of Common Stock at a low price, or the Board could strategically sell shares of Common Stock in a private transaction to purchasers who would oppose a takeover or favor the current Board.

Although this proposal to increase the authorized Common Stock has been prompted by business and financial considerations and not by the threat of any hostile takeover attempt (nor is the Board currently aware of any such attempts directed at us), nevertheless, stockholders should be aware that approval of this proposal Three could facilitate future efforts by us to deter or prevent changes in control, including transactions in which the stockholders might otherwise receive a premium for their shares over then current market prices.

This proposal will be effective upon its approval by our stockholders at the Annual Meeting and is not conditioned upon the approval by our stockholders of any other proposal. As each proposal will be presented to our stockholders at the Annual Meeting in the order presented herein, if this proposal is approved by our stockholders, it will become effective.

No Appraisal Rights

Under the NRS, stockholders are not entitled to rights of appraisal with respect to Proposal Three, and we will not independently provide our stockholders with any such right.

Vote Required

The affirmative vote of the holders of shares of Common Stock representing a majority of the issued and outstanding shares of Common Stock entitled to vote at the Annual Meeting will be required for approval of this proposal.

***THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE AMENDMENT TO OUR ARTICLES OF INCORPORATION TO INCREASE THE AMOUNT OF AUTHORIZED SHARES OF COMMON STOCK TO 1,000,000,000***

PROPOSAL FOUR:

APPROVAL OF THE ISSUANCES OF SHARES OF COMMON STOCK IN ONE OR MORE POTENTIAL NON-PUBLIC TRANSACTIONS OR DEBT FOR EQUITY CONVERSION TRANSACTIONS IN ACCORDANCE

WITH NASDAQ LISTING RULE 5635(D)

Background

The Company seeks to approve the issuance of securities including but not limited to Common Stock, preferred stock, warrants, trade-debt conversion, convertible notes or other securities convertible, exercisable or exchangeable for equity securities of the Company in one or more potential non-public transactions that have an aggregate value of up to $10,000,000. The securities in such non-public transactions may be issued at a discounted price not to exceed 30% below the lower of: (i) the closing price (as reflected on Nasdaq.com) immediately preceding the signing of the binding agreement; or (ii) the average closing price of our Common Stock (as reflected on Nasdaq.com) for the five trading days immediately preceding the signing of the binding agreement (such price the “Minimum Price”), with a floor price that is no less than 20% of the Minimum Price or as may be accepted in accordance with Nasdaq Listing Rules (the “Floor Price”), provided; however, that such Floor Price may be adjusted to a lower price in the event we issue additional Common Stock, options or Common Stock equivalents at a price less than the Floor Price (a “Dilutive Issuance”), subject to certain customary exceptions, as required by and in accordance with Nasdaq Listing Rule 5635(d). The maximum number of shares of our Common Stock to be issued in this proposal would be 80 million shares, subject to additional shares of our Common Stock that may be issued if the Floor Price is adjusted in connection with a Dilutive Issuance, to the extent such adjustment is accepted by Nasdaq. The transaction(s) must be completed within three months from the date of stockholder approval.

The purpose of this proposal is to provide the Company with flexibility to settle its outstanding indebtedness without utilizing cash which is necessary for the Company to continue operations. Also, it would provide the Company with short-term ability to raise needed capital for operations without necessarily the time or expense of seeking funding in the capital markets on a public offering basis. The Company would not enter into any transaction or transactions which would constitute a change in control with respect to transactions approved under this proposal.

Dilution Table Assuming 1,000,000,000 Authorized Shares	Approximate Number of Shares of Common Stock Outstanding	Approximate Number of Shares of Common Stock Issued Under the Future Financing Proposal	Approximate Number of Unreserved Shares of Common Stock Outstanding
Pre-Split
Proposed Reverse Split Using 1-for-2 Ratio
Proposed Reverse Split Using 1-for-50 Ratio

No Appraisal Rights

Under the NRS, stockholders are not entitled to rights of appraisal with respect to Proposal Four, and we will not independently provide our stockholders with any such right.

Vote Required

The affirmative vote of the holders of shares of Common Stock representing a majority of the votes cast by the holders of all of the shares of Common Stock present or represented and entitled to vote at the Annual Meeting will be required for approval of this proposal.

***THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THIS PROPOSAL***

Proposal FIVE:

APPRROVAL OF THE AMENDMENT TO THE 2018 EMPLOYEE INCENTIVE PLAN

Approval of Amendment

At the Annual Meeting, stockholders will be asked to approve an amendment to our 2018 Employee Stock Incentive Plan (the “2018 Plan”), which was adopted as described below. The amendment to the 2018 Plan would (i) reduce the limit on the aggregate Fair Market Value (as defined in the 2018 Plan) of Incentive Stock Options (as defined in the 2018 Plan) to $100,000 in accordance with the requirements of Section 422 of the Internal Revenue Code of 1986, as amended; (ii) permit the Company to grant an amount of incentive stock options (“ISOs”) equal to the maximum number of shares of Common Stock that may be issued under the 2018 Plan including such additional shares of Common Stock that become issuable pursuant to the 2018 Plan’s automatic quarterly increases and (iii) no longer reduce the amount of shares of Common Stock that may be issued under the 2018 Plan in connection with a change in the outstanding shares of Common Stock by reason of stock dividends, stock splits, reverse stock splits, recapitalizations, mergers, consolidations, combinations or exchanges of shares, separations, reorganizations or liquidations.

The amendment does not increase the maximum amount of shares of Common Stock that can be issued under the 2018 Plan, which is 45,000,000 shares of Common Stock, including the maximum amount of shares of Common Stock that may be added to the 2018 Plan in accordance with the automatic quarterly increases (which maximum amount, if this proposal is approved, will not be reduced in connection with any reverse stock split or similar transaction).

The 2018 Plan is an important part of our compensation program. It promotes financial saving for the future by our employees, fosters good employee relations, and encourages employees to acquire shares of our Common Stock, thereby better aligning their interests with those of the other stockholders. Therefore, the Board believes it is essential to our ability to attract, retain, and motivate highly qualified employees in an extremely competitive environment both in the United States and internationally.

On February 2, 2018, our stockholders approved the 2018 Plan.

Material Features of the 2018 Plan

The following is a summary of the material features of the 2018 Plan and its operation. The summary is qualified in its entirety by reference to the 2018 Plan which is incorporated by reference to (i) Exhibit 99.3 to our Form S-8 (File No. 333-224506), filed on April 27, 2018 and (ii) the amendment, which is attached hereto as Annex D.

●	The number of shares of our Common Stock initially reserved for issuance under the 2018 Plan was 2,000,000, which number is automatically increased on the first day of each quarter, beginning on April 1, 2018 and for each quarter thereafter through October 1, 2028, by a number of shares of Common Stock equal to the least of (i) 1,000,000 shares, (ii) twenty percent (20%) of the outstanding shares of Common Stock on the last day of the immediately preceding calendar quarter, or (iii) such number of shares that may be determined by the Board.

Types of Awards. The 2018 Plan will provide for the granting of incentive stock options, non-qualified stock options (“NQSOs”), stock grants and other stock-based awards, including Restricted Stock and Restricted Stock Units (as defined in the 2018 Plan).

●	Incentive and Nonqualified Stock Options. The plan administrator will determine the exercise price of each stock option. The exercise price of an NQSO may not be less than the fair market value of our Common Stock on the date of grant. The exercise price of an incentive stock option may not be less than the fair market value of our Common Stock on the date of grant if the recipient holds 10% or less of the combined voting power of our securities, or 110% of the fair market value of a share of our Common Stock on the date of grant otherwise.

●	Stock Grants. The plan administrator may grant or sell stock, including restricted stock, to any participant, which purchase price, if any, may not be less than the par value of shares of our Common Stock. The stock grant will be subject to the conditions and restrictions determined by the administrator. The recipient of a stock grant shall have the rights of a stockholder with respect to the shares of stock issued to the holder under the 2018 Plan.

●	Stock-Based Awards. The plan administrator of the 2018 Plan may grant other stock-based awards, including stock appreciation rights, restricted stock and restricted stock units, with terms approved by the administrator, including restrictions related to the awards. The holder of a stock-based award shall not have the rights of a stockholder except to the extent permitted in the applicable agreement.

Plan Administration. Our Board is the administrator of the 2018 Plan, except to the extent it delegates its authority to a committee, in which case the committee shall be the administrator. Our Board has delegated this authority to our compensation committee as the 2018 Plan relates to the Company’s Executive Officers (as defined in Section 16 of the Securities Exchange Act of 1934, as amended). The Board has the authority to authorize awards to all other employees. The administrator has the authority to determine the terms of awards, including exercise and purchase price, the number of shares subject to awards, the value of our Common Stock, the vesting schedule applicable to awards, the form of consideration, if any, payable upon exercise or settlement of an award and the terms of award agreements for use under the 2018 Plan.

Eligibility. Our Board will determine the participants in the 2018 Plan from among our employees, directors and consultants. A grant may be approved in advance with the effectiveness of the grant contingent and effective upon such person’s commencement of service within a specified period.

Termination of Service. Unless otherwise provided by our Board or in an award agreement, upon a termination of a participant’s service, all unvested options then held by the participant will terminate and all other unvested awards will be forfeited.

Transferability. Awards under the 2018 Plan may not be transferred except by will or by the laws of descent and distribution, unless otherwise provided by our board in its discretion and set forth in the applicable agreement, provided that no award may be transferred for value.

Adjustment. In the event of a stock dividend, stock split, recapitalization or reorganization or other change in change in capital structure, our board will make appropriate adjustments to the number and kind of shares of stock or securities subject to awards.

Corporate Transaction. If we are acquired, our Board (or compensation committee) will: (i) arrange for the surviving entity or acquiring entity (or the surviving or acquiring entity’s parent company) to assume or continue the award or to substitute a similar award for the award; (ii) cancel or arrange for cancellation of the award, to the extent not vested or not exercised prior to the effective time of the transaction, in exchange for such cash consideration, if any, as our Board in its sole discretion, may consider appropriate; or (iii) make a payment, in such form as may be determined by our Board equal to the excess, if any, of (A) the value of the property the holder would have received upon the exercise of the award immediately prior to the effective time of the transaction, over (B) any exercise price payable by such holder in connection with such exercise. In addition in connection with such transaction, our Board may accelerate the vesting, in whole or in part, of the award (and, if applicable, the time at which the award may be exercised) to a date prior to the effective time of such transaction and may arrange for the lapse, in whole or in part, of any reacquisition or repurchase rights held by us with respect to an award.

Amendment and Termination. The 2018 Plan will terminate on January 4, 2028 or at an earlier date by vote of our Board; provided, however, that any such earlier termination shall not affect any awards granted under the 2018 Plan prior to the date of such termination. The 2018 Plan may be amended by our board, except that our board may not alter the terms of the 2018 Plan if it would adversely affect a participant’s rights under an outstanding stock right without the participant’s consent.

The plan administrator may at any time amend or terminate the 2018 Plan; provided that no amendment may be made without the approval of the stockholder if such amendment would increase either the maximum number of shares which may be granted under the 2018 Plan or any specified limit on any particular type or types of award, or change the class of employees to whom an award may be granted, or withdraw the authority to administer the 2018 Plan from a committee whose members satisfy the independence and other requirements of Section 162(m) and applicable SEC and Nasdaq requirements. Pursuant to the listing standards of the Nasdaq Stock Market, certain other material revisions to the 2018 Plan may also require stockholder approval.

Federal Income Tax Consequences of the 2018 Plan

The federal income tax consequences of grants under the 2018 Plan will depend on the type of grant. The following description provides only a general description of the application of federal income tax laws to grants under the 2018 Plan. This discussion is intended for the information of stockholders considering how to vote at the Annual Meeting and not as tax guidance to grantees, as the consequences may vary with the types of grants made, the identity of the grantees and the method of payment or settlement. The summary does not address the effects of other federal taxes (including possible “golden parachute” excise taxes) or taxes imposed under state, local, or foreign tax laws.

From the grantees’ standpoint, as a general rule, ordinary income will be recognized at the time of delivery of shares of our Common Stock or payment of cash under the 2018 Plan. Future appreciation on shares of our Common Stock held beyond the ordinary income recognition event will be taxable as capital gain when the shares of our Common Stock are sold. The tax rate applicable to capital gain will depend upon how long the grantee holds the shares. We, as a general rule, will be entitled to a tax deduction that corresponds in time and amount to the ordinary income recognized by the grantee, and we will not be entitled to any tax deduction with respect to capital gain income recognized by the grantee.

Exceptions to these general rules arise under the following circumstances:

●	If shares of our Common Stock, when delivered, are subject to a substantial risk of forfeiture by reason of any employment or performance-related condition, ordinary income taxation and our tax deduction will be delayed until the risk of forfeiture lapses, unless the grantee makes a special election to accelerate taxation under section 83(b) of the Code.

●	If an employee exercises a stock option that qualifies as an ISO, no ordinary income will be recognized, and we will not be entitled to any tax deduction, if shares of our Common Stock acquired upon exercise of the stock option are held until the later of (A) one year from the date of exercise and (B) two years from the date of grant. However, if the employee disposes of the shares acquired upon exercise of an ISO before satisfying both holding period requirements, the employee will recognize ordinary income at the time of the disposition equal to the difference between the fair market value of the shares on the date of exercise (or the amount realized on the disposition, if less) and the exercise price, and we will be entitled to a tax deduction in that amount. The gain, if any, in excess of the amount recognized as ordinary income will be long-term or short-term capital gain, depending upon the length of time the employee held the shares before the disposition.

●	A grant may be subject to a 20% tax, in addition to ordinary income tax, at the time the grant becomes vested, plus interest, if the grant constitutes deferred compensation under section 409A of the Code and the requirements of section 409A of the Code are not satisfied.

Section 162(m) of the Code generally disallows a publicly held corporation’s tax deduction for compensation paid to its chief executive officer or certain other officers in excess of $1 million in any year. Qualified performance-based compensation is excluded from the $1 million deductibility limit, and therefore remains fully deductible by the corporation that pays it. We intend that options and SARs granted under the 2018 Plan will be qualified performance-based compensation. Stock units, stock awards, dividend equivalents, and other stock-based awards granted under the 2018 Plan may be designated as qualified performance-based compensation if the Committee conditions such grants on the achievement of specific performance goals in accordance with the requirements of section 162(m) of the Code.

We have the right to require that grantees pay to us an amount necessary for us to satisfy our federal, state or local tax withholding obligations with respect to grants. We may withhold from other amounts payable to a grantee an amount necessary to satisfy these obligations. The Committee may permit a grantee to satisfy our withholding obligation with respect to grants paid in shares of our Common Stock by having shares withheld, at the time the grants become taxable, provided that the number of shares withheld does not exceed the individual’s minimum applicable withholding tax rate for federal, state and local tax liabilities.

New Plan Benefits

No determination has been made as to which of the individuals eligible to participate in the 2018 Plan will receive awards under the 2018 Plan in the future and, therefore, the future benefits to be allocated to any individual or to various groups of eligible participants are not presently determinable. However, please refer to the section of this Proxy Statement entitled “Executive Compensation,” which provides information on the grants made in the last fiscal year, and the section of this Proxy Statement entitled “Director Compensation,” which provides a description of grants made to our non-employee directors in the last fiscal year.

No Appraisal Rights

Under the NRS, stockholders are not entitled to rights of appraisal with respect to Proposal Five, and we will not independently provide our stockholders with any such right.

Vote Required

The affirmative vote of the holders of shares of Common Stock representing a majority of the votes cast by the holders of all of the shares of Common Stock present or represented and entitled to vote at the Annual Meeting will be required for approval of this proposal.

***THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE AMENDMENT TO OUR 2018 PLAN***

Report of the Audit Committee

The Audit Committee of the Board has:

●	reviewed and discussed the Company’s audited consolidated financial statements for the year ended December 31, 2017 with management;

●	discussed with the Company’s independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1 AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T; and

●	received the written disclosures and letter from the independent auditors required by the applicable requirements of the Public Accounting Oversight Board regarding the independent auditors communications with the Audit Committee concerning independence, and has discussed with Marcum LLP matters relating to its independence.

In reliance on the review and discussions referred to above, the Audit Committee recommended to the Board that the consolidated financial statements audited by Marcum LLP for the fiscal year ended December 31, 2017 be included in its Annual Report on Form 10-K for such fiscal year.

Audit Committee of the Board

Leonard Oppenheim

Tanveer Khader

Kareem Irfan

PROPOSAL SIX:

Ratification of THE Appointment of OUR Independent Registered Public Accounting Firm

The Audit Committee of the Board has appointed Marcum LLP (“Marcum”) as our independent registered public accounting firm to audit our financial statements for the fiscal year ending December 31, 2018. Marcum has served as our independent registered public accounting firm since 2012.

Stockholder ratification of the selection of Marcum as our independent registered public accounting firm is not required by our Bylaws or the Nevada Revised Statutes. The Board seeks such ratification as a matter of good corporate practice. Should the stockholders fail to ratify the selection of Marcum as our independent registered public accounting firm, the Board will reconsider whether to retain that firm for fiscal year 2018. In making its recommendation to the Board that stockholders ratify the appointment of Marcum as our independent registered public accounting firm for the fiscal year ending December 31, 2018, the Audit Committee considered whether Marcum’s provision of non-audit services is compatible with maintaining the independence of our independent registered public accounting firm. The Audit Committee pre-approved the audit fees, audit-related fees, tax fees and all other fees described below in accordance with our pre-approval policy and believes such fees are compatible with the independence of Marcum. Set forth below are approximate fees for services rendered by Marcum LLP, our independent registered public accounting firm, for the fiscal years ended December 31, 2017 and 2016.

	2017	2016
Audit Fees(1)	$453,894	$317,426
Audit Related Fees	$2,163	$11,135
Tax Fees	$—	$—
All Other Fees	$—	$—

(1)	Audit fees represent fees for professional services provided in connection with the audit of our financial statements and review of our quarterly financial statements and audit services provided in connection with other statutory or regulatory filings.

Audit Fees. The “Audit Fees” are the aggregate fees of Marcum attributable to professional services rendered in 2017 and 2016 for the audit of our annual financial statements, for review of financial statements included in our quarterly reports on Form 10-Q or for services that are normally provided by Marcum in connection with statutory and regulatory filings or engagements for that fiscal year. These fees include fees billed for professional services rendered by Marcum for the review of registration statements or services that are normally provided in connection with statutory and regulatory filings or engagements for those fiscal years.

Audit-Related Fees. Marcum billed us for professional services that were reasonably related to the performance of the audit or review of financial statements in 2017 and 2016, which are not included under Audit Fees above including the filing of our registration statements, including our Registration Statement on Form S-3. This amount also includes audit fees related to acquisitions.

Tax Fees. Marcum did not perform any tax advice or planning services in 2017 or 2016.

All Other Fees. Marcum did not perform any services for us or charge any fees other than the services described above in 2017 and 2016.

Pre-approval Policies and Procedures

The Audit Committee is required to review and approve in advance the retention of the independent auditors for the performance of all audit and lawfully permitted non-audit services and the fees for such services. The Audit Committee may delegate to one or more of its members the authority to grant pre-approvals for the performance of non-audit services, and any such Audit Committee member who pre-approves a non-audit service must report the pre-approval to the full Audit Committee at its next scheduled meeting. The Audit Committee is required to periodically notify the Board of their approvals. The required pre-approval policies and procedures were complied with during 2017.

Pre-approval Policies and Procedures

The Audit Committee is required to review and approve in advance the retention of the independent auditors for the performance of all audit and lawfully permitted non-audit services and the fees for such services. The Audit Committee may delegate to one or more of its members the authority to grant pre-approvals for the performance of non-audit services, and any such Audit Committee member who pre-approves a non-audit service must report the pre-approval to the full Audit Committee at its next scheduled meeting. The Audit Committee is required to periodically notify the Board of their approvals. The required pre-approval policies and procedures were complied with during 2016.

Marcum LLP Representatives at Annual Meeting

We expect that representatives of Marcum will be physically present or available via phone at the Annual Meeting. They will be given the opportunity to make a statement if they desire to do so, and they will be available to respond to appropriate questions after the meeting.

Vote Required

The affirmative vote of the holders of shares of Common Stock representing a majority of the votes cast by the holders of all of the shares of Common Stock present in person or represented by proxy and entitled to voting on such matter will be required for the ratification of the appointment of Marcum LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018.

***THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE
APPOINTMENT OF MARCUM LLP***

DELIVERY OF DOCUMENTS TO STOCKHOLDERS SHARING AN ADDRESS

We and some brokers have adopted “householding,” a procedure under which stockholders who have the same address will receive a single Notice of Internet Availability or set of proxy materials, unless one or more of these stockholders provides notice that they wish to continue receiving individual copies. Stockholders who participate in householding will continue to receive separate proxy cards. This procedure can result in significant savings to our Company by reducing printing and postage costs. If you participate in householding and wish to receive a separate Notice of Internet Availability or set of proxy materials, or if you wish to receive separate copies of future Notices, annual reports and proxy statements, please call or write to: Broadridge Financial Solutions, Inc., Householding Department, 51 Mercedes Way, Edgewood, New York 11717, telephone number 1-800-579-1639, or Wendy Loundermon, Vice President of Finance and Secretary of Inpixon, 2479 E. Bayshore Road, Suite 195, Palo Alto, CA 94303, telephone number (703) 665-0585. We will deliver the requested documents to you promptly upon your request. Stockholders who share an address and receive multiple copies of the Notice of Internet Availability or proxy materials can also request to receive a single copy by following the instructions above.

Requirements For Advance Notification of Nominations
and Stockholder Proposals

Stockholder proposals submitted to us pursuant to Rule 14a-8 promulgated under the Exchange Act for inclusion in our Proxy Statement and form of proxy for our 2019 Annual Meeting of stockholders must be received by us no later than    , 2019, which is 120 calendar days before the one-year anniversary of the date on which the Company first mailed this Proxy Statement, and must comply with the requirements of the proxy rules promulgated by the SEC. Stockholder proposals should be addressed to our Secretary at 2479 E. Bayshore Road, Suite 195, Palo Alto, CA 94303.

Recommendations from stockholders which are received after the deadline likely will not be considered timely for consideration by the Committee for next year’s annual meeting.

MANAGEMENT CONTRACTS

Management functions of the Company are substantially performed by directors or executive officers of the Company and not, to any substantial degree, by any other person with whom the Company has contracted.

Other Matters

The Board does not intend to bring any other matters before the Annual Meeting and has no reason to believe any other matters will be presented.  If other matters properly do come before the Annual Meeting, however, it is the intention of the persons named as proxy agents in the enclosed proxy card to vote on such matters as recommended by the Board, of if no recommendation is given, in their own discretion.

It is important that your shares be represented at the Annual Meeting, regardless of the number of shares that you hold. You are, therefore, urged to vote by telephone or by using the Internet as instructed on the proxy card or, if so requested, by executing and returning, at your earliest convenience, the requested proxy card in the envelope that will have been provided.

THE BOARD OF DIRECTORS

Palo Alto, CA

              , 2018

ANNEX A

PRELIMINARY - SUBJECT TO COMPLETION

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E52115-P14302 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

INPIXON

The Board of Directors recommends you vote FOR the following proposals:

1. Election of Directors

For address changes and/or comments, please check this box and write them on the back where indicated. ☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

ANNEX A-1

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

E52116-P14302

INPIXON
Annual Meeting of Stockholders
[ ], 2018 7:00 AM, Local Time
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Nadir Ali and Wendy Loundermon, or either of them, as proxies, each with the power to appoint (his/her) substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of INPIXON that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 7:00 AM, local time on [ ], 2018, at 2479 E. Bayshore Rd, Suite 195, Palo Alto, CA 94303 and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Address Changes/Comments: ______________________________

____

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

ANNEX A-2

ANNEX B

Certificate of Amendment to Articles of Incorporation

For Nevada Profit Corporations

(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

Inpixon

2. The articles have been amended as follows: (provide article numbers, if available)

The Restated Articles of Incorporation are hereby amended by adding the following as a new subsection (1) to Section (A ):

“Upon the effectiveness of the filing (the “Effective Time”) of the Amendment of Restated Articles of Incorporation, pursuant to the Chapter 78 of the NRS, each [   ] shares of the Corporation’s Common Stock issued and outstanding immediately prior to the Effective Time shall be reclassified and combined into one (1) validly issued, fully paid and non-assessable share of the Corporation’s Common Stock automatically and without any further action by the Corporation or the holder thereof, subject to the treatment of fractional share interests as described below (the ” Reverse Stock Split “).  The Corporation shall not issue to any holder a fractional share of Common Stock on account of the Reverse Stock Split.  Rather, any fractional share of Common Stock resulting from such change shall be rounded upward to the nearest whole share of Common Stock.  Share interests issued due to rounding are given solely to save the expense and inconvenience of issuing fractional shares of Common Stock and do not represent separately bargained for consideration.  Until surrendered, each certificate that immediately prior to the Effective Time represented shares of Common Stock (“Old Certificates”) shall only represent the number of whole shares of Common Stock into which the shares of Common Stock formerly represented by such Old Certificate were combined into as a result of the Reverse Stock Split.”

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise a least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: Shares representing [    ]% of the outstanding voting power (or [    ]% of the shares voted) were voted in favor of the amendment.

4. Effective date of filing: (optional)

(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

Signature of Officer Nadir Ali, Chief Executive Officer

ANNEX B-1

ANNEX C

Certificate of Amendment to Articles of Incorporation
For Nevada Profit Corporations
(Pursuant to NRS 78.385 and 78.390 — After Issuance of Stock)

1. Name of corporation:

Inpixon

2. The articles have been amended as follows: (provide article numbers, if available)

The Restated Articles of Incorporation are hereby amended as follows:

(a) The first paragraph of “ARTICLE IV. CAPITAL STOCK” is hereby amended and restated as follows:

“The Corporation is authorized to issue up to 1,005,000,000 shares of capital stock of which 1,000,000,000 shall be designated as ‘Common Stock’, each of which shall have a par value of $.001 and 5,000,000 which shall be designated as ‘Preferred Stock’, each of which shall have a par value of $.001.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise a least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: Shares representing [    ]% of the outstanding voting power were voted in favor of the amendment.

4. Effective date of filing: (optional)

(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

Signature of Officer Nadir Ali, Chief Executive Officer

ANNEX C-1

ANNEX D

AMENDMENT TO THE INPIXON 2018 EMPLOYEE STOCK INCENTIVE PLAN

This Amendment (the “Amendment”) to the Inpixon 2018 Employee Stock Incentive Plan (the “Plan”) is made pursuant to Section 12 of the Plan. Capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to them in the Plan.

WHEREAS, the Plan was approved and adopted by the board of directors (the “Board”) of Inpixon (the “Company”) on January 4, 2018 and approved by the stockholders of the Company on February 2, 2018;

WHEREAS, Section 12.2 of the Plan provides that the Board may modify or amend the Plan in whole or in part and from time to time in such respects as it deems advisable;

WHEREAS, the Board has determined that it is in the best interest of the Company and its stockholders to amend the Plan as set forth below; and

WHEREAS, the stockholders of the Company approved this Amendment on    , 2018.

NOW THEREFORE, the Plan is amended as follows:

1.	Section 1. Section 1 is hereby amended and restated with the following:

“Shares Subject to the Plan.

Subject to an adjustment in accordance with Section 8, the maximum number of shares which may be issued under the Plan shall be two million (2,000,000) shares of Common Stock, par value $0.001 per share (the “Initial Limit”), of the Company (the “Shares”), which shall automatically increase on the first day of each calendar quarter, beginning on April 1, 2018 and for each quarter thereafter through October 1, 2028, by a number of shares of Common Stock equal to the least of (i) 1,000,000 Shares, (ii) twenty percent (20%) of the outstanding Shares on the last day of the immediately preceding calendar quarter, or (iii) such number of Shares determined by the Committee (the “Quarterly Increase”). The Company shall at all times while the Plan is in effect reserve such number of shares of Common Stock as will be sufficient to satisfy the requirements of outstanding Awards granted under the Plan. The Shares subject to the Plan shall be either authorized and unissued shares or treasury shares of Common Stock. If any Award is forfeited, or if any Stock Option (and related Stock Appreciation Right, if any) terminates, expires or lapses for any reason without having been exercised in full or shall cease for any reason to be exercisable in whole or in part, or if any Stock Appreciation Right is exercised for cash, the unpurchased Shares subject to such Awards shall again be available for distribution under the Plan. Subject to such overall limitations, the maximum aggregate number of Shares that may be issued in the form of Incentive Stock Options shall not exceed the Initial Limit cumulatively increased on April 1, 2018 and on the first day of each quarter thereafter by the Quarterly Increase.”

2.	Section 4.2. Section 4.2 is hereby amended and restated with the following:

“Maximum Stock Option Grant. With respect to Stock Options which are intended to qualify as Incentive Stock Options, the aggregate Fair Market Value (determined as of the time the Stock Option is granted) of the Common Stock with respect to which Incentive Stock Options granted to any participant (whether under this Plan or under any other stock option plan of the Company or its Subsidiaries) become exercisable for the first time in any calendar year, may not exceed $100,000. The number of Shares for which any participant, in any calendar year, may be granted Stock Options under the Plan not treated as Incentive Stock Options shall be limited to not more than 150,000. Notwithstanding the forgoing, nothing contained in the Plan shall be construed to prohibit the grant of Stock Options under the Plan to an Eligible Person by reason of such person holding Stock Options to purchase shares of Common Stock or any other securities of the Company granted otherwise than under the Plan.”

ANNEX D-1

3.	Section 8. Section 8 is hereby amended and restated with the following:

“Adjustments Upon Change in Capitalization.

In the event of changes in the outstanding shares of Common Stock of the Company by reason of stock dividends, stock splits, reverse stock splits, recapitalizations, mergers, consolidations, combinations or exchanges of shares, separations, reorganizations or liquidations, the number and class of shares available under the Plan, the number and class of Shares or the amount of cash or other assets or securities available upon the exercise of any Award granted hereunder and the number of Shares to be issued pursuant to an Award shall be correspondingly adjusted, to the end that the participant’s proportionate interest in the Company, any successor thereto or in the cash, assets or other securities into which Shares are converted or exchanged shall be maintained to the same extent, as near as may be practicable, as immediately before the occurrence of any such event. Notwithstanding the foregoing, no adjustment under this Section shall reduce the maximum number of Shares which may be issued under the Plan, the Quarterly Increase, or reduce any limitations related to Incentive Stock Options. For example, if the Company effects a reverse stock split of its outstanding Common Stock, the number of Shares available upon the exercise of any Award shall be adjusted; however, the maximum number of Shares available under the Plan shall not be correspondingly adjusted. All references in this Plan to “Common Stock” from and after the occurrence of such event shall be deemed for all purposes of this Plan to refer to such other class of shares or securities issuable upon the exercise or payment of Awards granted pursuant hereto.”

In all other respects, the terms and conditions of the Plan shall remain the same.

[Signature page follows.]

ANNEX D-2

IN WITNESS WHEREOF, the Company has adopted this Amendment, effective as of the ___ day of        , 2018.

INPIXON

By:
Name: Nadir Ali
Title: Chief Executive Officer

ANNEX D-3